EXHIBIT 10.159

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION

Execution Copy

LICENSE AND SUPPLY AGREEMENT

by and between

INDEVUS PHARMACEUTICALS, INC.

and

MADAUS GMBH

THIS LICENSE AND SUPPLY AGREEMENT is effective as of November 3, 2006 (“Effective Date”), by and between INDEVUS PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 33 Hayden Avenue, Lexington, Massachusetts 02421, United States (“Indevus”), and MADAUS GmbH, a company with limited liability organized and existing under the laws of Germany and having its principal office at Colonia-Allee 15, 51067 Cologne, Germany (“Madaus”). Indevus and Madaus are collectively referred to herein as the “Parties”.

W I T N E S S E T H:

WHEREAS, Madaus is interested in developing and commercializing Product (as defined below) in the Madaus Territory (as defined below) and obtaining from Indevus an exclusive license under the SANCTURA XR Patents and the Indevus Know-How (each as defined below), and Indevus is willing to grant such right and license to Madaus, subject to and on the terms and conditions set forth herein;

WHEREAS, during the Supply Term (as defined below), Madaus desires to purchase from Indevus, and Indevus desires to supply to Madaus, Bulk Drug Product (as defined below) for the Madaus Territory, subject to and on the terms and conditions set forth herein; and

WHEREAS, the Parties desire to set forth a procedure to regulate the commercialization of the Product in the Joint Territory (as defined below);

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, where used in the singular or plural, shall have the respective meanings set forth below. To the extent any defined terms used herein are stated to have the meaning ascribed to them in any other agreement referred to herein, such definitions are incorporated by reference herein:

1.1.	“Affiliate” shall mean (i) any corporation or business entity of which more than fifty percent (50%) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a Party; (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds more than fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of a Party or (iii) any corporation or business entity of which a Party has the right to acquire, directly or indirectly, at least fifty percent (50%) of the securities or other ownership interests representing the equity, voting stock or general partnership interests.

1.2.	“Amendment and Agreement” means the Amendment and Agreement entered into as of the Effective Date by and between Madaus and Indevus.

1.3.	“[*]” means the Supply Agreement dated as of November 13, 2002 by and between Madaus and [*]

1.4.	“Bulk Drug Product” means encapsulated Product as manufactured for the Indevus Territory, in the form prior to being in its finished and packaged form.

1.5.	“Business Day(s)” means any day that is not a Saturday or a Sunday or a day on which the New York Stock Exchange is closed.

1.6.	“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.7.	“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.8.	“Centralized Procedure” means the European Union Centralized Procedure for marketing authorization in accordance with Council Regulation n° 2309/93 of July 22, 1993 or any successor regulations.

1.9.	“CFR” means the United States Code of Federal Regulations.

1.10.	“Competing Product” means any once-a-day dosage formulation for the treatment of overactive bladder and/or urinary incontinence, including a Generic Drug, other than (i) Product, or (ii) the drugs marketed by Madaus or one of its Affiliates or sublicensees on the date hereof and listed on Schedule 1.10.

1.11.	“Compound” means the chemical compound known as trospium chloride.

1.12.	“Compound Supply Agreement” means the agreement between Madaus and Indevus dated as of the Effective Date relating to the supply by Madaus to Indevus or its designees of Compound obtained by Madaus under the [*].

1.13.	“Current Good Manufacturing Practices” or “GMP” or “cGMP” means the current good manufacturing practice and standards as provided for (and as amended or updated from time to time) in applicable ICH Harmonised Tripartite Guidelines.

1.14.	“Development Committee” shall have the meaning set forth in Section 4.3.

1.15.	“DMF” means a Drug Master File as defined in CFR Title 21 part 314, section 420, including all supplements and amendments thereto.

1.16.	“Effective Date” means the date first above written.

[*]	CONFIDENTIAL TREATMENT REQUESTED

1.17.	“EMEA” shall mean the European Agency for the Evaluation of Medicinal Products based in London (UK), as established by Council Regulation n° 2309/93 of July 22, 1993, as subsequently amended by Commission Regulation 649/98 of March 23, 1998, and any successor thereto having substantially the same functions.

1.18.	“EMEA Authority” shall mean EMEA or the applicable Regulatory Authority (as hereinafter defined) in a country which is an EMEA member at the time in question.

1.19.	“FDA” means the United States Food and Drug Administration and any successor agency having substantially the same functions.

1.20.	“First Commercial Sale” means the date of the first commercial sale of Product in the Madaus Territory by Madaus or its Affiliates, sublicensee(s) or Marketing Distributors.

1.21.	“GAAP” means generally accepted accounting principles in the United States.

1.22.	“Generic Competition” in any particular country shall commence on the first date on which Generic Drugs achieve a market share in one Calendar Quarter of [*] or greater of the total prescriptions for Product in such country (as so shown by IMS (or IMS-equivalent) data for such prescriptions in that Calendar Quarter).

1.23.	“Generic Drug(s)” means any product containing Compound that is either defined in a particular country in the Madaus Territory as a generic drug to Product by applicable legal texts or regulatory authorities in such country or is AB rated or substitutable by a pharmacist for Product, other than a product introduced in such country by Madaus, its Affiliates or sublicensees.

1.24.	“IND” mean Indevus’ Investigational New Drug Application [*], including all supplements and amendments thereto.

1.25.	“Indevus Know-How” means all unpatented information and data, materials, inventions, improvements and know how, (i) that are necessary or useful for the development and/or commercialization of Product or Compound, (ii) that are owned by Indevus at the Effective Date of this Agreement or that are generated, developed, discovered, invented or made by or on behalf of Indevus during the Term of this Agreement, (iii) that are in Indevus’ possession or control, and (iv) as to which Indevus has the right to license or sublicense in the Indevus Territory, the Madaus Territory and/or the Joint Territory, as applicable. Indevus Know-How shall not include data, materials, inventions, improvements and know how relating to the use of Compound in (i) a pulmonary inhalation product, or (ii) an oral liquid formulation intended for pediatric or elderly use in overactive bladder, incontinence or detrusor instability.

1.26.	“Indevus’ Manufacturing Costs” means the costs incurred by Indevus (including all costs paid to Third Parties) in connection with or to enable the manufacturing and supply of Bulk Drug Product, as described on Schedule 1.26.

[*]	CONFIDENTIAL TREATMENT REQUESTED

1.27.	“Indevus Territory” means the United States of America, including the District of Columbia, and its territories and possessions.

1.28.	“Initial Supply Term” shall have the meaning set forth in Section 12.1.

1.29.	“Joint Territory” means Canada, Japan, Korea and China.

1.30.	“Joint Territory Agreements” means those agreements in effect as of the Effective Date between Madaus and any Third Party covering the commercialization of Product in any country in the Joint Territory, as listed on Schedule 1.30.

1.31.	“Launch” means the date of the First Commercial Sale in the applicable country(ies) in the Madaus Territory.

1.32.	“Losses” means any and all damages, awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties (including penalties imposed by any governmental authority), costs, fees, liabilities, obligations, taxes, liens, losses, and expenses (including court costs, interest and reasonable fees of attorneys, accountants and other experts) awarded or otherwise paid or payable to Third Parties.

1.33.	“MAA” or “Marketing Approval Application” means a marketing authorization application (including or comparable to an NDA), including all supporting documentation and data submitted for such application to be accepted for review or approval, filed with the requisite Regulatory Authority of any country in the Madaus Territory, and requesting approval for commercialization of Product in such country.

1.34.	“Madaus Know-How” means all unpatented information and data, materials, inventions, improvements and know how, (i) that are necessary or useful for the development and/or commercialization of Product, (ii) that are owned by Madaus at the Effective Date of this Agreement or that are generated, developed, discovered, invented or made by or on behalf of Madaus during the Term of this Agreement, (iii) that are in Madaus possession or control, and (iv) as to which Madaus has the right to license or sublicense in the Indevus Territory, the Madaus Territory and/or the Joint Territory, as applicable.

1.35.	“Madaus License” means the license agreement dated as of November 26, 1999 by and between Madaus and Indevus, as amended in Amendment No. 1 thereto dated as of January 19, 2004, and as further amended in the Amendment and Agreement.

1.36.	“Manufacturing Payment” shall have the meaning set forth in Section 5.4.

1.37.	“Manufacturing Payment Term” means the period commencing on the date of the First Commercial Sale and ending on the later of (a) [*] or (b) the last day of the Extension Period. For purposes of this calculation, the “Extension Period” shall be a period equal to the number of days from (i) the date of the First Commercial Sale of SANCTURA XR™ in the Territory (as each of such terms are defined in the Madaus License, as amended by the Amendment and Agreement), until (ii) the date of the First Commercial Sale (as defined in this Agreement) in either the Major European Countries or the Other Major Countries.

[*]	CONFIDENTIAL TREATMENT REQUESTED

1.38.	“Madaus Territory” means worldwide, other than the Indevus Territory and the Joint Territory, and subject to adjustments pursuant to Section 12.4.2.

1.39.	“Major European Countries” means United Kingdom, Sweden, Germany, Denmark and Spain.

1.40.	“Manufacturing Facility” means any manufacturing facility that is identified in the NDA to manufacture Bulk Drug Product.

1.41.	“Marketing Distributor” means a Third Party to whom Madaus or its Affiliate has granted a right to distribute, market, sell and/or promote Product in the Madaus Territory.

1.42.	“Mutual Recognition Procedure” shall mean the mutual recognition procedure for marketing authorization in accordance with Directive No. 2003/83/EC of November 6, 2001 or any successor regulations and/or directives.

1.43.	“NDA” means Indevus’ new drug application intended to be submitted to the FDA for marketing authorization of Product in the United States, and any amendments and supplements thereto.

1.44.	“Net Sales” means the actual gross amount invoiced by Madaus, its Affiliates or its sublicensees for the commercial sale of Product in the Madaus Territory to a Third Party, commencing upon the date of First Commercial Sale, after deducting, in accordance with GAAP, the following:

(a) trade, cash, quantity or ordinary discounts;

(b) allowances for product returns, including allowances or credits for rejected Product, or spoilage or recalled Product;

(c) rebates and charge backs;

(d) sales or excise taxes, VAT or other taxes, and transportation and insurance charges and additional special transportation, custom duties, and other governmental charges;

(e) rebates or similar payments paid in connection with sales of Product to any governmental or regulatory authority in respect of any state or federal programs similar to Medicare or Medicaid in the United States in any country of the Madaus Territory; and

(f) retroactive price reductions and write-offs or allowances for bad debt, not to exceed two percent (2%) of Net Sales.

1.45.	“Other Major Countries” means Australia, Austria, India and Portugal.

1.46.	“Party” means Indevus or Madaus.

1.47.	“Product” means a controlled or extended-release oral formulation of Compound for the treatment of overactive bladder and/or urinary incontinence that requires a prescription from a physician or other health care professional in the Madaus Territory, that is intended to be administered once a day, and which (i) but for the license granted herein, cannot be manufactured, used or sold without infringing a Valid Claim which is contained in a SANCTURA XR Patent or (ii) utilizes the SLI Intellectual Property.

1.48.	“Proprietary Information” means any and all scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, orally or by any other means, which is owned and under the protection of one Party and provided to the other Party in connection with this Agreement.

1.49.	“Regulatory Approval” means (i) in the case of the Major European Countries, approval of the MAA by the EMEA in such Major European Countries (and/or the applicable Regulatory Authorities in any Major European Country not failing to provide or rejecting such approval), or (ii) in any other country(ies) of the Madaus Territory, such approvals of the MAA by Regulatory Authorities as are required to market Product in such country; in each case including any required pricing and reimbursement approvals.

1.50.	“Regulatory Authority” means the FDA and/or any other governmental regulatory authority, court, arbitrator, agency, commission, official or other instrumentality of any federal, state, county, city or other political subdivision, domestic or foreign, that performs a function for such political subdivision similar to the function performed by the FDA for the United States with regard to the approval, licensing, registration or authorization to develop, test, manufacture, package, market, distribute, use, store, import, transport or sell Product in the Madaus Territory or with respect to the approval of pricing or reimbursement for such product.

1.51.	“Renewal Supply Term” shall have the meaning set forth in Section 12.1.

1.52.	“Royalty Year” means (i) for the year in which the First Commercial Sale occurs (the “First Royalty Year”), the period commencing with the first day (the “Commencement Date”) of the Calendar Quarter in which such First Commercial Sale occurs and expiring on the last day of the twelfth (12th) month following the Commencement Date; and (ii) for each subsequent year, each successive twelve (12) month period commencing on the date immediately following the last day of the First Royalty Year.

1.53.	“Samples” means units of Product distributed or provided to health care professionals in the Madaus Territory for dispensing, in turn, to patients for “trial use” at no cost to the patient as well as units distributed or provided for development, testing, clinical trials or as donations (for example, to non-profit institutions or government agencies for non-commercial purposes).

1.54.	“SANCTURA XR Patents” means all patents and patent applications in any country in the Madaus Territory that, as of the Effective Date or at any time during the Term of this Agreement (a) are owned by Indevus or to which Indevus through license has rights in the Madaus Territory from a Third Party, and (b) that are necessary for the use or commercialization of Product or would be infringed by the importing, marketing, offering for sale or sale of Product in any country in the Madaus Territory, including (x) all patents that are Development Patents or Licensed Patents (each as defined in the Supernus Agreement), and (y) all certificates of invention and applications for certificates of invention, substitutions, divisions, continuations, continuations-in-part, patents issuing thereon or reissues or reexaminations thereof and any and all supplementary protection certificates or the like of any such patents and current and future patent applications, including the patents and patent applications listed on Schedule 1.54.

1.55.	“SEC” means the US Securities and Exchange Commission or any successor agency.

1.56.	“SLI Intellectual Property” shall have the meaning ascribed to such term in the Supernus Agreement.

1.57.	“Specifications” means the procedures, requirements, standards, quality assurance and quality release specifications of the Bulk Drug Product as set forth on Schedule 1.57, along with any agreed amendments or modifications thereto. Schedule 1.57 sets forth the Specifications as of the Effective Date, which are the specifications set forth in the NDA. The Specifications shall mean the Specifications included in the NDA that is approved by the FDA. Regardless of the Specifications, Madaus shall have the option to purchase from Indevus during the Supply Term, subject to the provisions of Section 5.4.5 and 5.6, either (a) capsules of Bulk Drug Product marked with the designation “SANCTURA XR”; (b) unmarked capsules of Bulk Drug Product; or (c) capsules of Bulk Drug Product marked with another designation selected by Madaus, in each case in accordance with the terms of this Agreement.

1.58.	“Supernus Agreement” means the Development and License Agreement by and between Indevus and Supernus Pharmaceuticals, Inc. (f/k/a Shire Laboratories Inc.) (“Supernus”) effective as of March 11, 2003, including any amendments thereto, a copy of which has previously been provided to Madaus.

1.59.	“Supernus Side Agreement” means the Side Agreement dated as of the Effective Date by and among Indevus, Madaus and Supernus.

1.60.	“Supernus Payments” means amounts payable by Indevus to Supernus pursuant to the Supernus Agreement with respect to the Madaus Territory or the Joint Territory, as applicable.

1.61.	“Supply Price” shall have the meaning set forth in Section 5.4.

1.62.	“Supply Term” means the Initial Supply Term and any Renewal Supply Term(s).

1.63.	“Third Party(ies)” means a person or entity who or which is neither a Party nor an Affiliate of a Party.

1.64.	“Trademark” means the trademark SANCTURA XR™ and any related trademark, symbol, logo trade dress and/or trade name that Indevus may adopt and register for use in the promotion of Product.

1.65.	“Valid Claim” means a claim of (i) an issued and unexpired and not lapsed (unless reinstated) patent included within the SANCTURA XR Patents, which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise or (ii) any patent application which shall not have been abandoned, cancelled, withdrawn or pending for more than five (5) years from the earliest priority date claimed for such application.

Where words and phrases are used herein in the singular, such usage is intended to include the plural forms where appropriate to the context, and vice versa. The words “including”, “includes” and “such as” are used in their non-limiting sense and have the same meaning as “including without limitation” and “including but not limited to”. References to Articles, Sections, subsections, and clauses are to the same with all their subparts as they appear in this Agreement. “Herein” means anywhere in this Agreement. “Hereunder” and “hereto” means under or pursuant to any provision of this Agreement.

ARTICLE II

LICENSE; SUBLICENSES

2.1.	License Grant. Indevus hereby grants to Madaus an exclusive license under the SANCTURA XR Patents and the Indevus Know-How to use, develop, import, offer for sale, sell, or have sold Product, into and throughout the Madaus Territory; provided, however, that Indevus shall retain such rights in the Madaus Territory as are reasonably necessary for Indevus to exercise its rights and perform its obligations as set forth in this Agreement. If Madaus has the right to use a second source of Bulk Drug Product pursuant to the terms of this Agreement, such license shall include also the right to make and have made Product in the Madaus Territory, pursuant to such SANCTURA XR Patents and Indevus Know-How.

2.2.	Sublicense under Supernus Agreement. The license granted to Madaus under Section 2.1 includes a sublicense by Indevus of Indevus’ rights under the Supernus Agreement to the SLI Intellectual Property, solely to use, develop, import, offer for sale, sell, or have sold Product into and throughout the Madaus Territory. Madaus acknowledges that it is a sublicensee under the Supernus Agreement to the extent stated in the foregoing sentence and agrees that its rights are limited (and that any sublicensee of Madaus’ rights under this Agreement shall be limited) by the terms and conditions of the Supernus Agreement, to the same extent as Indevus is limited by such terms and conditions, as such terms apply to the sublicense granted to Madaus hereunder, subject to the terms of the Supernus Side Agreement. Notwithstanding anything to the contrary in this Agreement (except as set forth in the Supernus Side Agreement), the rights and licenses granted by Indevus to Madaus hereunder are subject to the terms, conditions and provisions of the Supernus Agreement such that Madaus shall be subject to any restrictions or limitations on the rights granted to Indevus under the Supernus Agreement expressly applicable to sublicensees or sub-sublicensees (other than the Supernus Payments). The Parties acknowledge and agree that amounts equal to the amounts of the Supernus Payments with respect to the Madaus Territory accruing after the date hereof with respect to such period are required to be paid by Madaus to Indevus hereunder.

2.3.	Sublicenses. Subject to and consistent with the terms and conditions of this Agreement, Madaus shall have the right to grant sublicenses of any of the rights granted to Madaus under Section 2.1 above and Section 3.1.2 below to Affiliates or any Third Party to develop, use, import, offer for sale, market, and sell Product in the Madaus Territory provided, however, that any sublicensee is bound by all of the terms, conditions, obligations, restrictions and other covenants of this Agreement that protect or benefit Indevus’ rights and interests, including the obligations under the Supernus Agreement, and that Madaus shall remain responsible for the performance by the sublicensee of such obligations.

2.4.	Limitation. Nothing in this Agreement shall be deemed to constitute the grant of any license or other right to either Party, to or in respect of any product, patent, trademark, Proprietary Information of the other Party, except as expressly set forth herein.

ARTICLE III

TRADEMARKS

3.1.	Ownership; License.

3.1.1 Indevus shall own and, in its discretion, shall file, register and maintain appropriate registrations of the Trademark in the Madaus Territory and the Joint Territory for use on and in connection with the marketing, sale, advertising and/or promotion of Product in the Madaus Territory.

3.1.2 Indevus hereby grants to Madaus an exclusive right and license to use the Trademark solely in connection with the marketing, sale, advertising and/or promotion of Product in the Madaus Territory. Madaus may, at its sole option, use the Trademark on and in connection with the commercialization of Product in the Madaus Territory provided, however, that Madaus agrees not to assign or transfer any of its rights in and to the Trademark and/or any associated registrations or applications to any Third Party, except in connection with a permitted assignment of this Agreement as a whole. The rights to use of the Trademark hereunder are subject to the laws of the countries in the Madaus Territory.

3.1.3 Madaus acknowledges that Indevus owns all rights, title and interests in and to the Trademark in the Madaus Territory and the Joint Territory and that nothing in this Agreement grants Madaus or any persons or entity any rights, title or interest therein, except as specifically set forth in Section 3.1.2. Except as specifically set forth in this Agreement, Madaus and its Affiliates shall not, either during the Term of this Agreement or at any time thereafter, use, attempt to register, or register, as a trade/service mark, corporate name, trade name or domain name, or challenge or contest the validity of, the Trademark or any other trade names/marks and/or logos of Indevus, or any trademarks confusingly similar to SANCTURA XR™, or assist any Third Party in doing any of the foregoing. Madaus acknowledges that any use of the Trademark, and any goodwill associated with such use, shall vest in and inure to the benefit of Indevus.

3.1.4 If Madaus uses a trademark other than the Trademark in connection with the commercialization of Product in the Madaus Territory, Indevus acknowledges that as between the Parties, Madaus shall own all rights, title and interests in and to the trademark (except to the extent it is a trademark already owned, registered, licensed, or used with a trademark (™) designation by Indevus) and that nothing in this Agreement grants Indevus or any persons or entity any rights, title or interest therein. Except as set forth in the Madaus License and in the Supply Agreement as of December 16th, 2002 between the Parties, Indevus and its Affiliates shall not, either during the Term of this Agreement or at any time thereafter, use, attempt to register, or register, as a trade/service mark, corporate name, trade name or domain name, or challenge or contest the validity of, any such trademark used by Madaus or any other trade names/marks and/or logos of Madaus, or any trademarks confusingly similar to any such trademark selected by Madaus, or assist any Third Party in doing any of the foregoing. Indevus acknowledges that any use of that trademark, and any goodwill associated with such use, shall vest in and inure to the benefit of Madaus.

3.1.5 If and to the extent Madaus uses the Trademark, (a) packaging materials, package inserts, labels and marketing, sales, advertising and promotional materials relating to Product distributed in the Madaus Territory or the Joint Territory and bearing the Trademark shall display the Trademark only in a form and style and with a placement determined solely by Indevus, and (b) the appearance of the Trademark and any other Indevus’ trademarks, trade dress, style of packaging and the like with respect to Product shall be determined by Indevus, subject to the terms of this Section 3. Regardless of whether Madaus uses the Trademark, Madaus will include on its packaging relating to Product a mutually agreed-upon reference to the SANCTURA XR Patents licensed by Indevus to Madaus hereunder.

3.2.	Trademark Infringement.

3.2.1 Madaus shall promptly notify Indevus of any actual, alleged or threatened infringement of the Trademark or of any unfair trade practices, passing off of counterfeit goods, or similar offenses of which it becomes aware. Indevus reserves the right to determine, in its sole discretion, whether to and to what extent to institute, prosecute or defend any actions or proceedings involving or affecting any rights relating to the Trademark in the Madaus Territory. Upon Indevus’ reasonable request, Madaus shall cooperate with and assist Indevus in any of Indevus’ enforcement efforts with respect to the Trademark. Money damages so recovered shall be allocated in the same manner set forth in Section 11.3.5.

3.2.2 Indevus shall promptly notify Madaus of any actual, alleged or threatened infringement of the trademark Madaus may use in lieu of the Trademark or of any unfair trade practices, passing off of counterfeit goods, or similar offenses of which it becomes aware in connection with the Product. Madaus reserves the right to determine, in its sole discretion, whether to and to what extent to institute, prosecute or defend any actions or proceedings involving or affecting any rights relating to its trademark.

3.3.	Competing Marks. Madaus shall not market, promote, sell and/or distribute, or authorize or permit another to market, promote, sell and/or distribute, any product other than Product under the Trademark or any confusingly similar trade names/marks and/or logos. Except as provided by Section 4.7.6, and subject to the other terms and conditions of this Agreement, Madaus shall, however, be free to market, promote, sell and/or distribute, and authorize and permit another to market, promote, sell and/or distribute, any product including the Product in the Madaus Territory under a trademark other than the Trademark so long as it is not confusingly similar to the Trademark.

ARTICLE IV

DEVELOPMENT AND REGULATORY MATTERS; COMMERCIALIZATION

4.1.	Exchange of Information. Within ten (10) Business Days after execution of this Agreement, Indevus shall disclose to Madaus in English and in writing all Indevus Know-How not previously available or made available to Madaus. Within ten (10) Business Days after submission with the FDA of Indevus’ NDA for Product, Indevus shall provide Madaus with a copy of such NDA. As Indevus develops further Indevus Know-How, it shall promptly disclose it to Madaus in English and in writing.

4.2.	Development. To the extent Madaus determines to commercialize the Product in a country in the Madaus Territory, Madaus will be responsible for all preclinical development, toxicology and clinical development required for such commercialization. The progress and results of such development and regulatory submissions and review, as well as such other information reasonably requested by Indevus relating to the progress, goals or performance of such development, will be reported to Indevus at meetings of the Development Committee.

4.3.	Development Committee. The Parties agree to establish a development committee (the “Development Committee”) to facilitate the development and Regulatory Approval of Product in the Madaus Territory and/or Joint Territory as follows:

4.3.1 Composition of the Committee. The Development Committee shall be comprised of two (2) named representatives of Indevus and two (2) named representatives of Madaus, all of whom shall be qualified to appropriately represent such party at the Development Committee level. The initial representatives for each Party hereto shall be set forth on Schedule 4.3. Each Party may substitute one or more of its representatives, in its sole discretion, effective upon written notice to the other Party of such change. Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend Development Committee meetings, subject to compliance with Article VIII. The Development Committee shall use its reasonable efforts in good faith to resolve by consensus any issue relevant to the development of the Product in the Madaus Territory and/or Joint Territory.

4.3.2 Development Committee Resolution. If the Development Committee is unable to reach unanimous agreement on any issue relating to the development and/or Regulatory Approval of Product in the Madaus Territory or the Joint Territory, notwithstanding the exercise of its reasonable efforts as provided in Section 4.3.1, then no action shall be taken with respect to the particular development or Regulatory Approval issue.

4.3.3 Meetings and Costs. Either Party shall have the right to call meetings of the Development Committee upon reasonable advance notice to the other Party, with the location for such meetings alternating between Madaus and Indevus facilities (or such other locations as are determined by the Development Committee), until the expiration of the earlier of (a) the Initial Supply Term; (b) the last Launch of Product in the Major European Counties, the Other Major Countries or the Joint Territory or (c) the fifth anniversary of the Effective Date (or such other date as to which the Parties may mutually agree). Alternatively, the Development Committee may meet by means of conference call or other similar communications equipment. Any costs incurred by either Party in connection with meetings of the Development Committee shall be borne by the respective Party incurring such cost.

4.3.4 Development Committee Responsibilities. The Development Committee shall be responsible for overseeing the development and Regulatory Approval of Product in the Madaus Territory and/or Joint Territory, including review and approval of all clinical protocols, regulatory progress and regulatory strategy, drafts of submissions of Product prescribing information and other regulatory correspondence and proposed responses thereto.

4.4.	Regulatory Matters. Subject to the terms of Section 4.3 and 12.4.2, Madaus shall own, control and retain primary legal and financial responsibility for the preparation, filing and prosecution and maintenance of all filings and regulatory applications required to obtain and maintain authorization to develop, sell and use Product in the Madaus Territory. Madaus shall notify Indevus within five (5) Business Days after the submission of any MAAs, the receipt of any Regulatory Approvals and of the dates of First Commercial Sale in each country in the Madaus Territory. Subject to the terms of Section 4.3, Madaus shall be solely responsible for filing all reports required to be filed in order to maintain any Regulatory Approvals granted for Product in the Madaus Territory, for all promotional materials for Product in the Madaus Territory, and for all interactions with Regulatory Authorities in the Madaus Territory regarding such Regulatory Approvals and approval of all such promotional materials. Madaus shall promptly notify Indevus with respect to any material changes or material problems that may arise in connection with its MAAs or Regulatory Approvals in any country in the Madaus Territory. Except as otherwise provided in Article VII or Section 12.4.2 of this Agreement, Indevus shall have no ownership rights to such MAAs or Regulatory Approvals, but shall have the right to reference such MAAs or Regulatory Approvals in Indevus’ regulatory filings in the Indevus Territory, if required.

4.5.	Adverse Drug Experiences and Safety Reporting. Each Party shall maintain a safety database for Product. Indevus and Madaus agree to promptly exchange all relevant information that relates to the safety of Product, including all adverse reaction reports. With respect to adverse drug experiences reports relating to Product, the Parties will agree, within six (6) months after the Effective Date but in any event no later than the commencement of any clinical trials in the Madaus Territory, on operating procedures for the exchange of safety information between the Parties sufficient to enable each Party to comply with its legal obligations to report to the appropriate Regulatory Authorities in the countries in which Product is being developed or commercialized by such Party, in accordance with the appropriate laws and regulations of the relevant countries and authorities. These operating procedures will (a) include measures necessary for each Party to comply with such laws and regulations as apply to such Party; (b) define responsibilities for adverse experience handling for initial, follow-up and/or periodic submission to government agencies of significant information on Product from pre clinical laboratory, animal toxicology and pharmacology studies and Pre-clinical Development; (c) include arrangements for the exchange of serious and non-serious cases including formats and timelines, Periodic Safety Update Reports, Periodic Reports and answers to safety related queries by Regulatory Authorities; and (d) be promptly amended as changes in legal obligations require or as otherwise agreed by the Parties.

4.6.	Regulatory Cooperation. Each Party shall inform the other Party, within two (2) Business Days, of its receipt of any information that: (a) raises any material concern regarding the safety or efficacy of Product; (b) concerns suspected or actual Product tampering or contamination or similar problems with respect to Compound or Product; (c) is reasonably likely to lead to a recall or market withdrawal of Product; or (d) concerns any ongoing or potential Regulatory Authority investigation, inspection, detention, seizure or injunction involving Compound or Product.

4.7.	Commercialization.

4.7.1 Madaus shall use reasonable commercial efforts consistent with normal business practices to develop and commercialize Product in the Madaus Territory. Where in this Section 4.7 Madaus is required to use reasonable commercial efforts consistent with normal business practices, such level of effort will be consistent with the level of effort used by Madaus in connection with other products of Madaus of similar importance which Madaus intends to launch and sell in the Madaus Territory, or in the absence of any such similar product then such effort shall be assessed by reference to good business practice in the light of all the circumstances then in effect.

4.7.2 In addition to and not in lieu of the obligations set forth in Section 4.7.1, Madaus shall:

(a)	submit an MAA under the Centralized Procedure or Mutual Recognition Procedure with an EMEA Authority within nine (9) months after receipt by Madaus of the initial NDA submitted by Indevus with the FDA;

(b)	Launch Product in the Major European Countries within six (6) months after Regulatory Approval has been obtained in the applicable jurisdiction;

(c)	submit an MAA in the Other Major Countries within twelve (12) months after receipt by Madaus of the NDA submitted by Indevus with the FDA;

(d)	Launch Product in the Other Major Countries within six (6) months after Regulatory Approval has been obtained in the applicable jurisdiction;

(e)	expend, in connection with launch of Product, such amounts as are commercially reasonable in connection with the marketing and promotion of Product, with the objective of promoting the therapeutic profile and benefits of Product in the most commercially beneficial manner;

(f)	provide Indevus with an annual written report and confer with Indevus at least quarterly to summarize and update the status of Madaus’ regulatory and commercialization efforts and activities with respect to Product; and

(g)	within fifteen (15) days after the end of each month, provide Indevus with unaudited monthly sales reports of Net Sales in the Madaus Territory, including a report as to the number of Samples distributed during such month.

4.7.3 In the event that Madaus determines not to or fails to fulfill any of its obligations set forth in Section 4.7.2 with respect to any country in the Madaus Territory, Indevus shall have the right to terminate this Agreement with respect to such country by providing forty-five (45) days written notice of such election to Madaus. In such event, the provisions of Section 4.7.4 and 12.4.2 shall be applicable. Madaus shall inform Indevus promptly of any determination not to, or failure to, fulfill its obligations under Section 4.7.2 with respect to any country in the Madaus Territory. Such determination or failure by Madaus shall not constitute a breach of Section 4.7.2 with respect to such country and, subject to the provisions of Section 4.7.4, no damage claims or other claims for payment shall be based on such determination or failure, except to the extent such determination or failure is associated with or results in a breach of any other provision of this Agreement, including Section 4.7.1 or any obligation under Article V or Article VI. The foregoing right to terminate with respect to a country in the Madaus Territory shall not apply if Madaus’s determination or failure is due substantially to Indevus’ inability to obtain one or multiple of one batch production, as may be requested by Madaus, pursuant to the last sentence of Section 5.6.2. unless a third party is willing and able to fulfill (and does in fact fulfill) said obligations with respect to said country on the terms last offered to Madaus.

4.7.4 Notwithstanding (a) any determination by Madaus not to meet, or any failure of Madaus to meet, any of the obligations set forth in Section 4.7.2 with respect to any country, and/or (b) any election by Indevus to terminate the Agreement with respect to such country, any milestone payments otherwise due pursuant to Section 6.1 with respect to such country (or any jurisdiction that includes such country) shall nevertheless be paid by Madaus, subject, however to the next sentence. As to any country as to which Madaus has made such milestone payment, but determined not to meet, or failed to meet, any of the obligations set forth in Section 4.7.2 with respect to such country, Indevus shall reimburse Madaus fifty percent (50%) of any milestone or similar payments Indevus receives during the Term from any Third Party with respect to marketing Product in that country promptly upon receipt thereof.

4.7.5 If Madaus, its Affiliates or their respective Marketing Distributors sell Product to a customer who also purchases other products or services from any such entity, Madaus agrees not to, and to require its Affiliates and their Marketing Distributors not to, discount or price Product in a manner that is intended to disadvantage Product in order to benefit sales or prices of other products offered for sale by Madaus, its Affiliates or their Marketing Distributors to such customer.

4.7.6 Subject to the terms of this Section 4.7.6, Madaus will not (and will ensure that its Affiliates do not) at any time during the Term of this Agreement, directly or indirectly, in any country in the Madaus Territory or the Joint Territory, or in any country as to which this Agreement has been terminated in accordance with Sections 4.7.3 and 12.4.2, develop, manufacture, use, market, import/export, offer for sale, sell or distribute, any Competing Product, nor cause any Competing Product to be developed, manufactured, distributed, marketed or sold on its own behalf or on behalf of any Third Party through any distributor or chain of distribution. Notwithstanding the foregoing, in the event that Madaus purchases a Third Party or is purchased by, or takes control of or becomes controlled by a Third Party, which has developed or commercialized (and is continuing to sell), a Competing Product (directly or indirectly) in a country in the Madaus Territory, then Madaus or such Third Party shall, within six (6) months after such event either (i) cease marketing, or cause its applicable Affiliate to cease marketing, the Competing Product in that country; (ii) divest, or cause its applicable Affiliate to divest, the Competing Product in that country; or (iii) give up Madaus’ rights with respect to Product in that country effective automatically at the end of such six (6) month period, in which case the provisions of Section 12.4.2 shall be applicable.

ARTICLE V

MANUFACTURE AND SUPPLY

5.1.	Manufacturing Responsibility. Subject to the terms and conditions of this Agreement, during the Supply Term Indevus or its designees shall have the exclusive right to, shall be responsible for, and shall use commercially reasonable efforts to, manufacture and supply all Bulk Drug Product required for development and commercialization of Product in the Madaus Territory and the Joint Territory. Subject to the terms and conditions of this Agreement, during the Supply Term, Madaus shall purchase all of its requirements of Bulk Drug Product for use in the Madaus Territory or the Joint Territory exclusively from Indevus.

5.2.	Third Party Manufacturers. The obligation set forth in Section 5.1 shall be subject to the Manufacturing Facility’s being in compliance with cGMP and all other regulatory requirements including successful regulatory inspection by the FDA of any such facility. The Parties acknowledge and agree that Indevus intends to obtain Bulk Drug Product from Third Party manufacturers, but has not yet entered into agreements with any Third Party manufacturers with respect to such Bulk Drug Product.

5.3.	Second Source. Madaus reserves the right to appoint a second source supplier of Bulk Drug Product (a) if Indevus fails after reasonable prior written notice (i) to meet FDA regulatory requirements with respect to production of Bulk Drug Product or (ii) is unable to deliver Bulk Drug Product in quantities which satisfy Madaus’ reasonable commercial requirements for Bulk Drug Product, or (b) pursuant to the provisions of Section 5.4.2. If Madaus appoints a second source supplier pursuant to the immediately preceding sentence, Indevus has the right to receive an adequate royalty, not to exceed 1% of Net Sales, for giving such a manufacturing license relying on Indevus Know-How, in addition to any royalties required under the Supernus Agreement.

5.4.	Supply Price. The supply price for all Bulk Drug Product supplied during the Supply Term by Indevus under this Agreement (the “Supply Price”) shall equal the sum of (a) Indevus’ Manufacturing Costs, plus (b) [*] of Bulk Drug Product purchased and used for commercial sales of Product (the “Manufacturing Payment”), subject to the following:

5.4.1 During the Initial Supply Term, except as otherwise set forth herein, the portion of the Supply Price allocated to Indevus’ Manufacturing Costs shall not exceed [*] of Bulk Drug Product (the “Manufacturing Costs Cap”).

5.4.2 During any Renewal Supply Term, the Supply Price shall be calculated as follows:

(a)	During any portion of any Renewal Supply Term that expires on or prior to the expiration of the Manufacturing Payment Term in which Indevus’ Manufacturing Costs exceed the Manufacturing Costs Cap, the Supply Price shall equal the sum of: (i) Indevus’ Manufacturing Costs (which shall in this case not be subject to the Manufacturing

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Costs Cap) plus (ii) the Manufacturing Payment, provided that the Manufacturing Payment shall be reduced by the amount by which Indevus’ Manufacturing Costs exceed the Manufacturing Costs Cap. If the Manufacturing Payment would be reduced to zero, Madaus shall have the right to appoint a second source supplier of Bulk Drug Product, provided, however, that in such event, Madaus shall continue to remain liable for any outstanding Binding Portion of a Forecast or Purchase Order.

If any portion of such Renewal Supply Term occurs prior to [*], the provisions of Section 3.7(b)(ii)(E) of the Madaus License, as amended by the Amendment and Agreement, shall also be applicable. For example, if during any portion of any Renewal Supply Term that expires on or prior to the expiration of the Manufacturing Payment Term, Indevus’ Manufacturing Costs equal [*] of Bulk Drug Product, the Manufacturing Payment will be reduced by [*] and, accordingly, the Supply Price will equal [*] (Indevus’ Manufacturing Costs of [*] plus the reduced Manufacturing Payment of [*] If such period is prior to [*], then the Additional Payment (as defined in the License Agreement, as amended by the Amendment and Agreement), shall also be reduced by [*]

(b)	During any portion of any Renewal Supply Term that commences after the expiration of the Manufacturing Payment Term, the Supply Price for all Bulk Drug Product supplied by Indevus under this Agreement shall equal Indevus’ Manufacturing Costs, and the Manufacturing Costs Cap shall not be applicable. If Indevus’ Manufacturing Costs exceed [*] of Bulk Drug Product (subject to adjustment as set forth in the next paragraph), Madaus shall have the right to appoint a second source supplier of Bulk Drug Product, provided, however, that in such event, Madaus shall continue to remain liable for any outstanding Binding Portion of a Forecast or Purchase Order.

The adjustment applicable to this Section 5.4.2(b) shall be calculated based on:

(i)	with respect to [*] the average of: (A) the number obtained by (i) dividing the consumer price index (“Verbraucherindex” 2000=100) as available on the German Federal Statistics Office (“Statistisches Bundesamt Deutschlands”) website at http://www.destatis.de/indicators/d/pre110ad.htm (the “Website”) with respect to the month most recently reported on the Website on the date of such inflation adjustment by (ii) the same index with respect to the most recent month reported on the Website for September 2011,

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multiplied by (iii) [*] and (B) the increase in Indevus’ Manufacturing Costs from September 2011 until the date of any calculation required by this Section 5.4.2(b); and

(ii)	with respect to [*] the average of (A) the number obtained by (i) dividing the consumer price index (“Verbraucherindex” 2000=100) as available on the German Federal Statistics Office (“Statistisches Bundesamt Deutschlands”) website at http://www.destatis.de/indicators/d/pre110ad.htm (the “Website”) with respect to the month most recently reported on the Website on the date of such inflation adjustment by (ii) the same index with respect to the most recent month reported on the Website for [*], multiplied by (iii) [*]and (B) the increase in Indevus’ Manufacturing Costs from [*] until the date of any calculation required by this Section 5.4.2(b).

(iii)	The same adjustment shall be made annually and shall apply as to each new one-year period during any Renewal Supply Term commencing after the expiration of the Manufacturing Payment Term. An example of this adjustment, for illustrative purposes only, is set forth on Schedule 5.4.2(b).

5.4.3 Indevus will use commercially reasonable efforts, consistent with its agreements with Third Party manufacturers, to achieve production, volume and other efficiencies in the manufacturing of the Bulk Drug Product which, to the extent resulting in a reduction in Indevus’ Manufacturing Costs, shall result in a corresponding reduction in the portion of the Supply Price allocated to Indevus’ Manufacturing Costs.

5.4.4 With respect to Bulk Drug Product used in the Madaus Territory for Samples, such Bulk Drug Product (a) will not be subject to the Manufacturing Payment, and (b) will be provided to Madaus for a supply price equal to Indevus’ Manufacturing Costs; provided, however, that during each year of the Initial Supply Term, the Manufacturing Costs Cap shall be applicable to quantities of Bulk Drug Product used as Samples during that year that are less than ten percent (10%) of Madaus’ aggregate annual quantities of Bulk Drug Product purchased for such year hereunder. Any quantities of Bulk Drug Product used as Samples exceeding such amount shall not be subject to the Manufacturing Costs Cap.

5.4.5 With respect to Bulk Drug Product that are, in accordance with Madaus’ forecasts and Purchase Orders as provided herein, requested to be marked with a designation other than the SANCTURA XR designation (“Madaus Marked Capsules”), Madaus shall, in addition to the Supply Price (as adjusted in accordance with Section 5.4.2), be responsible for and shall pay Indevus within

[*]	CONFIDENTIAL TREATMENT REQUESTED

thirty (30) days after being invoiced, (a) the difference between (i) the amount of Indevus’ Manufacturing Costs that are associated with the production of Madaus Marked Capsules, and (ii) the amount of Indevus’ Manufacturing Costs that would have been associated with the production of Bulk Drug Product capsules marked with the SANCTURA XR designation, and (b) any additional costs incurred by Indevus that are not included in Indevus’ Manufacturing Costs but are associated with the production of Madaus Marked Capsules, including manufacturing, testing and storing such Madaus Marked Capsules, as well as any testing or regulatory filings required by any Regulatory Authority. For example, if at any time during the Initial Supply Term, Madaus is purchasing Madaus Marked Capsules under this Agreement, Indevus’ Manufacturing Costs associated with the production of Madaus Marked Capsules are [*]and Indevus’ Manufacturing Costs that would have been associated with the production of the same quantity of Bulk Drug Product capsules marked with the SANCTURA XR designation are [*] then, in addition to the Supply Price for such Madaus Marked Capsules, Madaus shall pay Indevus an additional [*] of Madaus Marked Capsules.

5.4.6 Sales of Bulk Drug Product between Madaus and its Affiliates or licensees or sublicensees, or among such Affiliates and licensees or sublicensees, shall not be considered sales of Bulk Drug Product for purposes of calculating the Manufacturing Payment, but in such cases the Manufacturing Payment shall be calculated on the number of capsules of Product sold by such Affiliates or licensees or sublicensees to Third Parties who are not a Madaus licensee or sublicensee.

5.5.	Forecasts.

5.5.1 Forecasts Prior to Launch. Not later than thirteen (13) months prior to the estimated Launch of Product in the first country in the Madaus Territory, Madaus shall provide Indevus a written forecast of its estimated requirements for Bulk Drug Product for the six (6) consecutive Calendar Quarters commencing with the Calendar Quarter in which such Launch is estimated to occur, broken down on a quarterly basis. Not less than ten (10) months prior to the estimated Launch of Product in such country, Madaus shall provide Indevus with an updated forecast (the “Launch Forecast”) of its estimated requirements of Bulk Drug Product for each such six (6) Calendar Quarters, broken down on a quarterly basis. Not less than three (3) months prior to the estimated Launch of Product in such country, Madaus shall provide Indevus with a forecast of its estimated requirements of Bulk Drug Product for the six (6) consecutive Calendar Quarters commencing at the beginning of the Calendar Quarter that is at least nine (9) months after the date of such forecast, broken down on a quarterly basis.

5.5.2 Forecasts After Launch. Within thirty (30) days after the initial Launch of Product in the Madaus Territory and thereafter on a quarterly basis during the Supply Term, Madaus shall provide Indevus with an updated rolling forecast of its estimated requirements of Bulk Drug Product, broken down on a quarterly basis, for six (6) consecutive calendar quarters (commencing at the beginning of the first complete Calendar Quarter that commences after at least nine (9) months after the date of such forecast, broken down on a quarterly basis.

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5.5.3 Firm Commitment. To the extent any forecast required hereunder (commencing with the Launch Forecast) is required to be provided to Indevus for any period for which Indevus is required to provide a binding forecast to its Third Party manufacturers for Compound or Bulk Drug Product (i.e., that portion of the forecast is required to constitute a firm order and/or binding commitment to submit purchase orders for the aggregate quantities specified therein), the corresponding period of the forecast provided hereunder shall also be binding (the “Binding Portion”). For example, if the first two (2) Calendar Quarters of any forecast provided by Indevus to a Third Party manufacturer is deemed under Indevus’ agreement with such Third Party to be a binding forecast, then the first two (2) Calendar Quarters of the forecast required hereunder for the comparable period shall constitute the “Binding Portion” and the following four (4) Calendar Quarters of such forecast shall be non-binding, good faith estimates for planning purposes only and shall not constitute binding commitments by Madaus to purchase Bulk Drug Product. Subject to the foregoing, each forecast provided by Madaus shall supersede any previous forecast. Each forecast provided by Madaus shall designate the quantities of Bulk Drug Product that Madaus desires to be either (a) marked with the SANCTURA XR designation; (b) unmarked; and/or (c) marked with a designation other than the SANCTURA XR designation.

5.5.4 Coordination With Other Agreements. The provisions of Sections 5.5, 5.6, 5.9 and 5.10.3 are based on Indevus’ current negotiations with Third Party manufacturers. Indevus agrees to provide Madaus with copies of the provisions of those contracts relating to forecasts, purchase orders, minimum batch quantities, failure to place purchase orders and acceptance or rejection, promptly after their conclusion and signing by all parties thereto. If those provisions change in any material respect in terms of minimum batch quantities, timing and/or the binding nature of forecasts or purchase orders required to be provided by Indevus to such Third Party manufacturers, from those on which Sections 5.5, 5.6, 5.9 and 5.10.3 are based, the Parties will amend these Sections to comply and/or coordinate with such changes, with such amendment to be entered into promptly after such conclusion and signing. Notwithstanding the foregoing, a delay in executing such amendment shall not adversely affect the Parties’ rights or obligations hereunder.

5.6.	Purchase Orders.

5.6.1 Subject to the terms and conditions of this Agreement, Madaus shall be bound to order one hundred percent (100%) of the forecasted quantities of Bulk Drug Product that are subject to a Binding Portion of the Launch Forecast or a rolling forecast. At least two hundred eighty (280) days prior to the desired delivery date, Madaus shall submit a firm, binding, non-cancelable purchase order of its requirements for Bulk Drug Product (“Purchase Order”) specifying (a) requested delivery dates for each batch and (b) the quantities of Bulk Drug Product that Madaus desires to be either (i) marked with the SANCTURA XR designation; (ii) unmarked; and/or (iii) Madaus Marked Capsules, provided that such breakdown corresponds to the breakdown set forth in Madaus’ forecasts for the corresponding periods and subject to the provisions of Section 5.4.5 and 5.6.2. Within ten (10) days of receipt of each Purchase Order, Indevus shall provide confirmation in writing of the Purchase Order and delivery date(s) requested by Madaus. Other than terms respecting quantity, delivery date(s), shipment method and destination(s), no modification or amendment to this Agreement shall be effected by or result from the receipt, acceptance, signing or acknowledgement of Purchase Orders or other business forms containing terms or conditions in addition to or different from the terms and conditions set forth in this Agreement, and in the event of a conflict between the terms of any Purchase Order and this Agreement, this Agreement shall control. Indevus will use commercially reasonable efforts to supply Madaus on or prior to the designated delivery date the quantities of Bulk Drug Product designated in such Purchase Order, provided, however, that Indevus shall not be obligated to satisfy the aggregate portion of any Purchase Order that would exceed the aggregate Binding Portion for such Calendar Quarter if its Third Party manufacturers have no obligation to Indevus to satisfy any such excess portion.

5.6.2 Except as set forth in this Section 5.6.2, Madaus’ Purchase Orders for each category of Bulk Drug Product (i.e., either (i) marked with the SANCTURA XR designation, (ii) unmarked, or (iii) Madaus Marked Capsules), shall be in ordinary production batch quantities of at least three to four batches, with each batch currently expected to consist of 1.5 million capsules. Notwithstanding the foregoing, with respect to Bulk Drug Product ordered for sale during the twelve (12) month period commencing with the first Launch in the Madaus Territory or ordered during said period for delivery during said period or thereafter, Madaus shall have the right to submit (and Indevus shall accept) Purchase Orders for one batch of Bulk Drug Product or multiples thereof, provided that (a) 100% of such batch is (i) marked with the SANCTURA XR designation or (ii) is unmarked, as designated in such Purchase Order; and (b) such quantities and breakdown correspond to the quantities and breakdown set forth in Madaus’ forecast for such period. If after the expiration of the period referred to in the preceding sentence, Madaus advises Indevus in writing that it desires to purchase Madaus Marked Capsules, but in ordinary production batch quantities that do not satisfy the three or four batch minimum quantities for such category, Indevus will negotiate in good faith with its Third Party manufacturer to produce one batch of such Madaus Marked Capsules or multiples thereof, subject to the provisions of Section 5.4.5.

5.7.	Terms of Shipment and Delivery. Subject to the last sentence of this Section 5.7, the terms of delivery of the Bulk Drug Product to Madaus shall be DDP (INCOTERMS 2000) point of delivery at one (1) facility in Germany designated in writing by Madaus at least six (6) months prior to the requested delivery date. All Bulk Drug Product shall be suitably packed for shipment to such facility. If Madaus or its designee fails to take delivery of Bulk Drug Product subject to any Purchase Order on the scheduled delivery date, Madaus shall assume all risk of loss and be responsible for any costs associated therewith. Both Parties shall use their commercially reasonable efforts to accommodate reasonable change requests from the other relating to shipment and delivery of Bulk Drug Product.

5.8.	Payment Terms. Madaus shall settle invoices received from Indevus with respect to the portion of the Supply Price allocated to Indevus’ Manufacturing Costs within thirty (30) days from the date of receipt of the Bulk Drug Product by Madaus or Madaus’ designee (subject to the provisions of Schedule 1.26 with respect to year end adjustments) or, for amounts in dispute pursuant to Section 13.6, within ten (10) days from the date the dispute is resolved. The portion of the Supply Price allocated to the Manufacturing Payment shall be paid in accordance with Section 6.3.

5.9.	Failure to Satisfy Binding Portion. In addition to any other amounts due to Indevus under this Agreement, if in any Calendar Quarter Madaus fails to place Purchase Orders sufficient to satisfy the Binding Portion for such Calendar Quarter, Madaus shall be responsible for and shall pay Indevus, within thirty (30) days of receipt of invoice, that portion of Indevus’ Manufacturing Costs that Indevus is nevertheless responsible for under its agreements with Third Parties (as well as any related additional costs incurred by Indevus) and/or that Indevus has incurred internally, in each case as a result of Madaus failure to satisfy such Binding Portion. Failure of Madaus to place Purchase Orders sufficient to satisfy the Binding Portion of a forecast shall not constitute a material breach of this Agreement so long as Madaus complies with the provisions of this Section 5.9, unless such breach would cause Indevus to breach any of its agreements with its Third Party manufacturers.

5.10.	Pharmaceutical Responsibilities.

5.10.1 Changes. Any changes or modifications to the Specifications, test methods, manufacturing process, Manufacturing Facilities and validation thereof that result from any requirements of any Regulatory Authority in the Madaus Territory shall be subject to the approval by Indevus, which approval Indevus agrees not to unreasonably withhold (subject to its agreements with its Third Party manufacturers) and, if so approved, all costs thereof (including any testing, qualification, scale-up, and regulatory filings) will be borne by Madaus in addition to, and not as a part of, Indevus’ Manufacturing Costs.

5.10.2 Quality Responsibilities. Schedule 5.10 outlines responsibilities and key contacts for Bulk Drug Product quality and compliance related issues.

5.10.3 Acceptance and Release. Indevus or its designees will analyze and conduct quality control testing of each lot of Bulk Drug Product in accordance with the Specifications and such other quality control testing procedures as are summarized on Schedule 5.10. Indevus will send to Madaus a certificate of analysis and a certificate of compliance simultaneously with each shipment of Bulk Drug Product. Madaus shall inspect such shipment and accept or reject Bulk Drug Product based on such documentation and communicate the outcome to Indevus within twelve (12) Business Days of receipt. If Madaus has not notified Indevus of rejection (which notification shall include Madaus’ basis for rejection and proposal for resolution of the cause of such rejection) within such period, such Bulk Drug Product shall be deemed to have been accepted. Any disagreement as to whether the Bulk Drug Product conforms to the Specifications shall be determined in accordance with Section 5.10.5.

5.10.4 Non-Conforming Product. Except with respect to Bulk Drug Product that was manufactured using Compound provided by Madaus under the [*], which shall be subject to the provisions of Section 5.10.6, with respect to Bulk Drug Product that Indevus agrees is non-conforming or has been determined under the procedure set forth in Section 5.10.5 to be non-conforming, then at its option Madaus may require that Indevus (i) either (a) supply an equal quantity of replacement Bulk Drug Product together with the relevant batch records and documentation to Madaus at no cost to Madaus, or (b) refund to Madaus or credit Madaus’ account for the portion of the Supply Price allocated to Indevus’ Manufacturing Costs, and (ii) dispose of the Product at its cost, except that Madaus shall follow any reasonable instructions from Indevus to return to Indevus or otherwise dispose of such non-conforming Product in another manner at Indevus’ cost.

5.10.5 Independent Testing. In the event of a disagreement between the Parties regarding whether the Bulk Drug Product conforms to the Specifications, the Parties will attempt to reach a mutually acceptable resolution of the dispute. If they are unable to do so after a reasonable period of time (such period not to exceed twenty (20) days from the date of original notification), the Parties shall cause a mutually agreeable independent Third Party to review records, test data and to perform comparative tests and/or analyses on samples of the alleged non-conforming Bulk Drug Product. The independent party’s results shall be final and binding. Unless otherwise agreed by the Parties in writing, the out-of-pocket costs associated with such Third Party testing and review shall be borne by the party that was incorrect about whether the Bulk Drug Product conforms to the Specifications.

5.10.6 Supply of Compound for Non-Conforming Product. In the event Indevus supplies replacement Bulk Drug Product pursuant to Section 5.10.4 with respect to Bulk Drug Product that was originally manufactured using Compound obtained from [*], and such Compound included in the original non-conforming Bulk Drug Product did not conform to the specifications for such Compound, Madaus shall be responsible for the paying the portion of the Supply Price allocated to Indevus’ Manufacturing Costs on the original non-conforming Bulk Drug Product and such replacement Bulk Drug Product. The foregoing shall not apply if the non-conformity of the Compound arose after it left Madaus’ control and Indevus did not inspect the Compound before use.

5.11.	Qualification and Inspection of Manufacturing Facilities and Records.

5.11.1 Qualification; Madaus Inspection. Indevus shall use commercially reasonable efforts to see that the Manufacturing Facilities pass inspection by the FDA, any EMEA Authority or any other Regulatory Authority in the Other Major Countries; and any costs incurred by Indevus that are associated with such inspection, or responding to such inspection, by any EMEA Authority or any Regulatory Authority in the Other Major Countries once the Manufacturing Facility has passed inspection by the FDA shall likewise be the sole responsibility of Indevus. Madaus shall have the right once every year, through one or more representatives during normal business hours, and upon at least ninety (90) days’ written notice to Indevus on times to be mutually agreed with the Third Party manufacturers, to inspect and audit the Manufacturing Facilities in order to ensure Indevus’ compliance with its obligations under this Agreement.

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5.11.2 Governmental Inspections, Requests and Communications. Indevus shall advise Madaus of any written inquiries, notifications relating to any inspection requests or activities by any Regulatory Authority in regard to Bulk Drug Product. Indevus shall furnish to Madaus within two (2) Business Days a copy of all written reports by such Regulatory Authority that may reasonably be expected to adversely affect manufacturing and supply to Madaus of Bulk Drug Product.

5.11.3 Records. Indevus or its designees will maintain complete and accurate records and documentation of all validation data, stability testing data, batch records, quality control and testing relating to Bulk Drug Product and the manufacture, testing and shipment thereof.

5.12.	Audit – Indevus’ Manufacturing Costs. Upon the written request of Madaus and not more than once in each Calendar Year, Indevus shall permit an independent certified public accounting firm of nationally recognized standing selected by Madaus and reasonably acceptable to Indevus, to have access during normal business hours at times mutually convenient to the Parties and upon reasonable notice to Indevus to such of the records of Indevus as may be reasonably necessary to verify the accuracy of Indevus’ Manufacturing Costs hereunder for any year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to Madaus only whether the calculations are correct or incorrect and the specific details concerning any discrepancies.

5.12.1 If such accounting firm concludes, and Indevus agrees, that the Indevus Manufacturing Costs were lower than charged during such period, Indevus shall pay the additional funds within sixty (60) days of the date Madaus delivers to Indevus such accounting firm’s written report so concluding; provided that, in the event that Indevus shall not be in agreement with the conclusion of such Report (a) Indevus shall not be required to pay such sum and (b) such matter shall be resolved pursuant to the provisions of Section 13.6. In the event such accounting firm concludes that Indevus’ Manufacturing Costs were higher than charged during such period, Madaus shall pay Indevus the excess amount of Indevus’ Manufacturing Costs (up to the amount of the Manufacturing Costs Cap, to the extent applicable during such period) within thirty (30) days of receipt of such accounting firm’s written report. The fees charged by such accounting firm shall be paid by Madaus; provided, however, that if an error in favor of Madaus in the calculation of Indevus’ Manufacturing Costs of more than ten percent (10%) of Indevus’ Manufacturing Costs for the period being reviewed is discovered, then the fees and expenses of the accounting firm shall be paid by Indevus.

5.12.2 Upon the expiration of twenty-four (24) months following the end of any Calendar Year, the calculation of Indevus’ Manufacturing Costs payable with respect to such year shall be binding and conclusive upon Madaus, and Indevus and its sublicensees shall be released from any liability or accountability with respect to possible overcharges of Indevus’ Manufacturing Costs for such year.

5.13.	Recall. In the event either Party believes a recall, field alert, Product withdrawal or field correction (any of the foregoing, a “Recall”) may be necessary with respect to any Product provided under this Agreement, such Party shall immediately notify the other Party in writing. Madaus shall not act to initiate a Recall, without the express prior written approval of Indevus, unless otherwise required by applicable laws. Unless otherwise set forth herein, Indevus shall have responsibility for and shall make all decisions relating to conducting any Recall related to Product. The cost of any Recall shall be borne by the Parties in proportion to their respective responsibility for the Recall. For purposes hereof, such cost shall be limited to the reasonable, actual and documented administrative costs incurred by the Parties for such Recall as well as replacement of the Non-Conforming Product subject to the Recall, subject to the provisions of Section 5.10.6.

ARTICLE VI

PAYMENTS AND REPORTS

6.1.	Milestone Payments. Subject to the terms and conditions contained in this Agreement, and in further consideration of the rights granted by Indevus hereunder, Madaus shall pay Indevus the following milestone payments:

6.1.1 US$400,000 within ten (10) days of the first acceptance for filing under the Centralized Procedure or Mutual Recognition Procedure of an MAA by an EMEA Authority or in the Major European Countries;

6.1.2 US$200,000 within ten (10) days of the first acceptance for filing of an MAA for Product in Japan (the other US$200,000 to be paid by Indevus in accordance with Article VII);

6.1.3 US$500,000 within ten (10) days of the First Commercial Sale of Product in the Major European Countries or in Europe (as defined in the Supernus Agreement); and

6.1.4 US$250,000 within ten (10) days of the First Commercial Sale of Product in Japan (the other US$250,000 to be paid by Indevus in accordance with Article VII).

6.1.5 US$250,000 within fifteen (15) days of the date on which Indevus or any Indevus Affiliate first enters into a sublicense with a Third Party with respect to a Product in Japan (the other US$250,000 to be paid by Indevus in accordance with Article VII).

Within the time periods set forth in this Section 6.1, Madaus shall notify Indevus in writing of the achievement of each such milestone and such notice(s) shall be accompanied by the appropriate milestone payment. Notwithstanding the provisions of Section 6.6, Indevus shall receive the full amount of such milestone payments, without any deduction for taxes (including withholding taxes), duties and other amounts assessed thereon and such taxes, duties or other amounts payable shall be the sole responsibility of Madaus.

6.2.	Royalties.

6.2.1 In further consideration of the rights granted by Indevus hereunder, Madaus shall pay to Indevus royalties equal to five percent (5%) of Net Sales in each Royalty Year by Madaus or its Affiliates or sublicensees in the Madaus Territory. Royalties payable under this Section 6.2.1 (the “Section 6.2.1 Royalties”) shall accrue as of the date of First Commercial Sale of Product in the applicable country and shall continue and accrue on Net Sales until the expiration of the last to expire SANCTURA XR Patent in such country.

6.2.2 In further consideration of the rights granted by Indevus hereunder, Madaus shall pay to Indevus royalties equal to four percent (4%) of Net Sales in each Royalty Year, in each case sold by Madaus or its Affiliates or sublicensees in the Madaus Territory.

(a)	Royalties payable under this Section 6.2.2 (the “Section 6.2.2 Royalties”) shall accrue on Net Sales in each country in the Madaus Territory until the earlier of in any such country, (i) the last date on which the manufacture, use or sale of Product in such country would infringe a Valid Claim of a SANCTURA XR Patent in such country but for the license granted by this Agreement; or (ii) twelve (12) years from the date of First Commercial Sale of Product in such country; provided, however, that commencing on the first date in which Generic Competition exists in any country in the Madaus Territory, the Section 6.2.2 Royalties will decrease to two percent (2%) of Net Sales in any such country; and commencing on the first date in which Generic Competition exists in any country in the Madaus Territory and Generic Drugs achieve a market share in one Calendar Quarter of seventy-five percent (75%) or greater of the total prescriptions or unit consumption, as applicable, of Product sold in such country, the Section 6.2.2 Royalties in such country will decrease to one and one-half percent (1.5%) of Net Sales in such country; and

(b)	Notwithstanding the provisions of Section 6.6, Indevus shall receive the full amount of the Section 6.2.2 Royalties without any deduction for taxes (including withholding taxes), duties and other amounts assessed on such Net Sales or royalties and such taxes, duties or other amounts payable shall be the sole responsibility of Madaus.

6.2.3 After the expiration of the applicable royalty term in any country, Madaus shall be relieved of any royalty payment under the applicable sub-section of Section 6.2 in that country and, after the expiration of the royalty terms set forth in Section 6.2.1 and 6.2.2 in any country, Madaus shall have a perpetual, fully paid license to the rights licensed hereunder in that country, subject to any other payment obligations hereunder, including any Manufacturing Payments or Supply Price payments.

6.2.4 No royalties shall accrue on the disposition of Product by Madaus, its Affiliates or sublicensees as Samples (promotion or otherwise), for development, testing, clinical trials or as donations (for example, to non-profit institutions or government agencies for non-commercial purposes).

6.2.5 In the event Madaus or a Madaus Affiliate sells Bulk Drug Product rather than Product in finished packaged form to a Third Party, other than a sublicensee, and is unable to determine Net Sales as defined in this Agreement, then the royalty obligations of Section 6.2 shall apply to the Bulk Drug Product sold.

6.3.	Reports; Payment of Royalties and Manufacturing Payment. During the Term, Madaus shall furnish to Indevus a quarterly written report (a “Section 6.3 Report”) for each Calendar Quarter showing, as applicable: (a) (i) gross sales and Net Sales of Product in the Madaus Territory during such Calendar Quarter (including a detailing of all deductions taken in the calculation of Net Sales) in each country’s currency, (ii) the formulas used in the calculation of the Section 6.2.1 Royalties and the Section 6.2.2 Royalties owed thereon, (iii) the applicable exchange rate to convert from each country’s currency to United States Dollars, and (iv) the Section 6.2.1 Royalties and the Section 6.2.2 Royalties payable to Indevus; and (b) the number of capsules of Product sold during the Calendar Quarter in the Madaus Territory by Madaus, its Affiliates and its sublicensees subject to a Manufacturing Payment payable under this Agreement and a calculation of the Manufacturing Payment payable under this Agreement. Section 6.3 Reports shall be due on the twentieth (20th) day following the close of each Calendar Quarter, subject to an extension in accordance with the terms of a sublicensing agreement solely with respect to the country(ies) covered by the sublicensing agreement (but in no event longer than an additional five (5) days for a total of twenty-five (25) days following the close of each Calendar Quarter with respect to such country(ies)). Royalties and Manufacturing Payments shown to have accrued by each Section 6.3 Report, if any, shall be due and payable on the date such report is due. Madaus shall keep complete and accurate records in sufficient detail to enable the royalties and the Manufacturing Payment payable hereunder to be determined.

6.4.	Audit – Royalties and/or Manufacturing Payments. Upon the written request of Indevus and not more than once in each Calendar Year, Madaus shall permit an independent certified public accounting firm of nationally recognized standing selected by Indevus and reasonably acceptable to Madaus, to have access during normal business hours at times mutually convenient to the Parties and upon reasonable notice to Madaus to such of the records of Madaus as may be reasonably necessary to verify the accuracy of the royalty reports and/or Manufacturing Payment reports hereunder for any year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to Indevus only whether the reports are correct or incorrect and the specific details concerning any discrepancies.

6.4.1 If such accounting firm concludes, and Madaus agrees, that additional royalties and/or Manufacturing Payments were owed during such period, Madaus shall pay the additional royalties and/or Manufacturing Payments within sixty (60) days of the date Indevus delivers to Madaus such accounting firm’s written report so concluding; provided that, in the event that Madaus shall not be in agreement with the conclusion of such report (a) Madaus shall not be required to pay such additional royalties and (b) such matter shall be resolved pursuant to the provisions of Section 13.6. In the event such accounting firm concludes that amounts were overpaid by Madaus during such period, Indevus shall reimburse Madaus the amount of such overpayment within thirty (30) days of receipt of such accounting firm’s written report. The fees charged by such accounting firm shall be paid by Indevus; provided, however, that if an error in favor of Indevus in the payment of royalties and/or Manufacturing Payments of more than the greater of (i) $100,000 or (ii) ten percent (10%) of the royalties and/or Manufacturing Payments due hereunder for the period being reviewed is discovered, then the fees and expenses of the accounting firm shall be paid by Madaus.

6.4.2 Upon the expiration of twenty-four (24) months following the end of any Royalty Year the calculation of royalties payable with respect to such year shall be binding and conclusive upon Indevus, and Madaus and its sublicensees shall be released from any liability or accountability with respect to royalties for such year.

6.4.3 Indevus shall treat all financial information subject to review under this Section 6.4 in accordance with the confidentiality provisions of this Agreement, subject to Supernus’ related rights under the Supernus Agreement with respect to any Supernus Payments.

6.4.4 Madaus recognizes that Indevus has an interest in Madaus’ audit rights under Madaus’ agreements with sublicensees of Product to the extent that reports provided to Madaus by such sublicensees cover financial information that is required to be contained in a Section 6.3 Report. Accordingly, if Madaus exercises any such audit rights with respect to a specified period, it shall (a) use an independent certified public accounting firm of recognized standing; (b) notify Indevus in writing not later than ten (10) Business Days prior to the anticipated exercise of such planned exercise and of the name of the accounting firm (and, as soon as known to Madaus, the name of the individual(s) at such firm conducting such audit); (c) request, on behalf of Indevus, that such firm also review the information necessary to verify any financial information that is required to be contained in Section 6.3 Reports for the corresponding period; and (d) provide Indevus a copy of the portions of the results of any such audit that cover financial information contained in a Section 6.3 Report, subject to Indevus’ agreement to the confidentiality obligations contained in Madaus’ agreement with such sublicensee with respect to such audit.

Madaus shall not enter into a sublicense with respect to Product that is inconsistent with the foregoing sentence and, promptly after entering into any sublicense with respect to Product after the Effective Date, Madaus shall inform Indevus of Madaus’ audit rights under such sublicense agreement.

In the event that Madaus has not exercised such audit rights with respect to a specified period within thirty (30) days prior to the expiration thereof, Indevus shall have the right to request (by providing written notice of such request that is received by

Madaus not later than five (5) Business Days prior to the expiration thereof), that Madaus exercise such audit rights on Indevus’ behalf and at Indevus’ cost, in order to request relevant information necessary to verify any financial information contained in Section 6.3 Reports for the corresponding period. If so requested by Indevus, Madaus shall (a) exercise such audit right, (b) use good faith efforts to provide Indevus with direct access to the accounting firm conducting such audit, and (c) provide Indevus with a copy of the portions of the results of any such audit that cover financial information that should be contained in a Section 6.3 Report, subject to Indevus’ agreement to the confidentiality obligations contained in Madaus’ agreement with such sublicensee with respect to such audit. If as a result of any audit requested by Indevus under this paragraph, an error in favor of Indevus in the payment of Manufacturing Payments of more than the greater of (i) US$100,000 or (ii) ten percent (10%) of the Manufacturing Payments due hereunder for the period being reviewed is discovered, then the fees and expenses of the accounting firm shall be reimbursed by Madaus.

6.5.	Currency Conversion. All payments to Indevus under this Agreement shall be made in United States dollars unless Indevus notifies Madaus at least five (5) Business Days before such payment is due that payments should be made in Euros. In the event a currency conversion is required, then (a) Section 6.2.1 Royalties and Section 6.2.2 Royalties shall be based on Net Sales first calculated in the currency in which sales took place and each of such amounts shall then be converted to United States Dollars on a monthly basis using the arithmetic averages of the closing conversion rates on the first and last Business Day of such month in the Calendar Quarter, as published by The Wall Street Journal, Eastern edition (if available), or any other publication as agreed to by the Parties, but in any event in accordance with GAAP; and (b) the Manufacturing Costs Cap and the Manufacturing Payment shall be converted from Euros to US Dollars based on the conversion rate on the last Business Day immediately preceding the due date for payment of Indevus Manufacturing Costs and the Manufacturing Payment, respectively, as offered by Deutsche Bank.

6.6.	Tax Withholding. If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in Article V or Article VI, Indevus shall provide Madaus, prior to any such payment, annually or more frequently if required, with all forms or documentation required by any applicable taxation laws, treaties or agreements to such withholding or as necessary and, except as set forth in Section 6.1 and 6.2.2(b), Madaus shall make such withholding payments as required and subtract such withholding payments from the payments to Indevus required under this Agreement. Madaus shall submit appropriate proof to Indevus of payment of the withholding taxes within a reasonable period of time. Madaus will use efforts consistent with its usual business practices to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of the current or any future taxation treaties or agreements between foreign countries, and Indevus shall cooperate with such efforts.

6.7.	Restrictions on Payment. If by law, regulations or fiscal policy of a particular country, remittance of royalties in United States Dollars is restricted or forbidden, notice thereof will be promptly given to Indevus, and payment of the royalties shall be made by the deposit thereof in local currency to the credit of Indevus in a recognized banking institution designated by Indevus. When in any country the law or regulations prohibit both the transmittal and deposit of royalties on sales in such a country, royalty payments shall be suspended for as long as such prohibition is in effect and as soon as such prohibition ceases to be in effect, all royalties that Madaus would have been under obligation to transmit or deposit but for the prohibition, shall forthwith be deposited or transmitted promptly to the extent allowable. Madaus will first obtain written agreement from Indevus before selling, directly or indirectly, Product in a country which restricts or forbids remittance of royalties to the United States.

ARTICLE VII

JOINT TERRITORY

7.1.	Commercialization of Product in the Joint Territory. From time to time during the Term, the Parties shall meet and discuss a strategy for commercialization of the Product in countries in the Joint Territory.

7.1.1 Third Party Partner. If the Parties mutually determine that they wish to seek a Third Party partner for the commercialization of the Product in any country in the Joint Territory, then the Parties shall jointly engage in good faith discussions and negotiations relating to an agreement by and among the Parties and any mutually agreed potential Third Party partner. The Parties shall work together in good faith to negotiate and execute a commercialization agreement for the Product in the country(ies) in the Joint Territory with such Third Party partner on terms and conditions acceptable to both Parties, consistent with the terms set forth in Sections 7.2 and 7.4.1.

7.1.2 Unilateral Action. If within a reasonable period, only one Party determines to commercialize Product or to seek a Third Party partner or for the commercialization of the Product in any country in the Joint Territory and the other Party determines not to do so, then that first Party shall have the right to commercialize the Product or seek such a Third Party partner in such country. The other Party shall provide reasonable cooperation and support to the first Party in good faith in connection with such discussions and negotiations with the potential Third Party partner relating to any agreement with such Third Party, consistent with the terms set forth in Section 7.4.1. The Party determining not to commercialize the Product in a country may waive its rights to the benefits of the commercialization in that country and thereby avoid any obligation and duty to perform or be responsible for fifty percent (50%) of the commercialization obligations (including the Supernus Payments).

7.1.3 Joint Commercialization. If both Parties determine that they wish to jointly commercialize the Product in any country in the Joint Territory, then the Parties shall negotiate in good faith a collaboration agreement for the joint marketing and sale of the Product in the Joint Territory, including ownership of any import license (a “Collaboration Agreement”), consistent with the terms set forth in Sections 7.2, 7.4.1 and 7.4.2.

7.2.	Supply of Product in the Joint Territory. In connection with any commercialization of Product in any country in the Joint Territory during the Supply Term, Indevus shall have the exclusive right and responsibility for supplying Bulk Drug Product to Madaus and/or to any Third Party commercialization partner under terms and conditions substantially identical to those set forth in Article V (including the second source exception set forth in Section 5.3), except that (a) for purposes of any arrangement for supply of Bulk Drug Product for the Joint Territory, all references in Article V to the “Madaus Territory” shall be deemed changed to and construed as the “Joint Territory”, mutatis mutandis, and (b) assuming that in such country, each Party has the rights set forth in Section 7.4.1.

7.3.	Joint Territory Agreements. Madaus represents and Indevus acknowledges that as of the Effective Date, Madaus is a party to the Joint Territory Agreements and, to the extent any Joint Territory Agreement covers the commercialization of Product in any particular country in the Joint Territory, the procedures set forth in Section 7.1 with respect to the commercialization of Product in such country shall be subject to Madaus’ obligations under such agreement. Notwithstanding the foregoing, as between the Parties, in any country in the Joint Territory subject to a Joint Territory Agreement, the terms set forth in Section 7.4.1 shall apply.

7.4.	Agreement Terms.

7.4.1 Except as otherwise set forth in this Article VII, in connection with any commercialization of Product in any country in the Joint Territory, (i) each Party shall have the right to receive fifty percent (50%) of the marketing/licensing consideration (including license fees, milestone payments, transfer price and/or supply price payments (excluding an amount equal to Indevus’ Manufacturing Costs), royalties and/or other consideration payable by any such Third Party in connection with the grant of license or marketing rights (including rights to use the Trademark or any trademark used by Madaus in the Madaus Territory, as applicable) to such Third Party, and the duty to perform or be responsible for fifty percent (50%) of the commercialization obligations (including the Supernus Payments), under any such agreement; and (ii) Indevus shall have the right to supply Bulk Drug Product required for commercialization of Product in such country at a price equal to Indevus’ Manufacturing Costs at the time of such supply, which price and costs shall be based and calculated in United States dollars.

7.4.2 Any Collaboration Agreement shall provide for (i) a means of determining which Party shall book the sales and distribute the Product; (ii) the Parties’ respective development and commercialization activities with respect to the Product in such country in the Joint Territory; and (iii) if required, each Party to grant the other Party and its Affiliates an exclusive (except as to such Party and its Affiliates), license or sublicense in such country in the Joint Territory under, (A) if the granting Party is Madaus, the Madaus Know-How or a Madaus trademark, or (B) if the granting Party is Indevus, the SANCTURA XR Patents, the Indevus Know-How, and the Trademark, in each case, to use, sell, offer for sale and import the Product in such country in the Joint Territory. The Collaboration Agreement shall also contain such further commercially reasonable and customary representations, warranties, covenants and agreements, satisfactory in form and substance to the Parties and their legal advisors, as are necessary or appropriate for transactions of this type.

ARTICLE VIII

CONFIDENTIALITY AND PUBLICITY

8.1.	Non-Disclosure and Non-Use Obligations. All Proprietary Information disclosed by one Party to the other Party hereunder shall be maintained in confidence and shall not be disclosed to any Third Party or used for any purpose except as expressly permitted herein without the prior written consent of the Party that disclosed the Proprietary Information to the other Party during the Term of this Agreement and for a period of five (5) years thereafter. The foregoing non-disclosure and non-use obligations shall not apply to the extent that such Proprietary Information:

8.1.1 is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by business records;

8.1.2 is or becomes properly in the public domain or knowledge;

8.1.3 is subsequently disclosed to a receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

8.1.4 is developed by the receiving Party independently of Proprietary Information received from the other Party, as documented by research and development records.

8.2.	Permitted Disclosure of Proprietary Information. Notwithstanding Section 8.1, a Party receiving Proprietary Information of another Party may disclose such Proprietary Information:

8.2.1 to governmental or other regulatory agencies in order to obtain patents pursuant to this Agreement, or to gain approval to conduct clinical trials or to market Product, but such disclosure may be only to the extent reasonably necessary to obtain such patents or authorizations;

8.2.2 by each of Madaus or Indevus to its respective agents, consultants, Affiliates, sublicensees and/or other Third Parties for the development and/or marketing of Product (or for such parties to determine their interests in performing such activities) on the condition that such Third Parties agree to be bound by the confidentiality obligations consistent with this Agreement; or

8.2.3 if required to be disclosed by law or court order, provided that notice is promptly delivered to the non-disclosing Party in order to provide an opportunity to challenge or limit the disclosure obligations.

8.3.	Return of Proprietary Information. Subject to Indevus’ rights pursuant to Section 12.4.2, upon termination of this Agreement, the Party to which Proprietary Information has been disclosed pursuant to this Agreement shall, upon request, promptly return within thirty (30) days all such information, including any copies thereof, and cease its use or, at the request of the party transmitting such Proprietary Information, shall promptly destroy the same and certify such destruction to the transmitting party; except for a single copy thereof which may be retained for the sole purpose of determining the scope of the obligations incurred under this Agreement.

8.4.	Public Disclosure. Notwithstanding the provisions of this Article VIII, it is understood that the Parties may make disclosure of this Agreement and the terms hereof in any filings required by the SEC, other governmental authority or securities exchange, may file this Agreement as an exhibit to any filing with the SEC, other governmental authority or securities exchange, and may distribute any such filing in the ordinary course of its business. Except as set forth in this Agreement or as required by law, neither Party shall make any press release or other public announcement or other disclosure to a Third Party concerning the existence of or terms of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Each Party agrees to provide to the other Party a copy of any public announcement as soon as reasonably practicable under the circumstances prior to its scheduled release. Each party shall have the right to expeditiously (but in any event within twenty-four (24) hours of receipt) review any press release or announcement regarding this Agreement or the subject matter of this Agreement; provided, however, that such right of review shall only apply for the first time that specific information is to be disclosed, and shall not apply to the subsequent disclosure of substantially similar information that has previously been disclosed unless there have been material changes in the disclosure since the date of the previous disclosure.

8.5.	Publications by Madaus. Madaus shall not submit for written or oral publication any manuscript, abstract or the like relating to Product without the prior approval of Indevus. If Madaus proposes to submit any such publication, it shall deliver the proposed publication or an outline of the oral disclosure at least fifteen (15) Business Days prior to planned submission or presentation. At the request of Indevus, the submission of such publication may be delayed, including so that any issues of patent protection may be addressed. In the absence of any such request, upon expiration of the applicable period referred to in this Section 8.5 Madaus shall be free to proceed with the publication or presentation. If Indevus requests modifications to the publication, Madaus shall so edit such publication, including to prevent disclosure of Proprietary Information, prior to submission of the publication or presentation. The contribution of each Party, if any, shall be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES

9.1.	General Representations. Each Party hereby represents and warrants to the other Party as of the Effective Date as follows:

9.1.1 Such Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated;

9.1.2 Such Party has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and the execution, delivery and performance by such party of this Agreement have been duly authorized by all necessary corporate action;

9.1.3 This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms except as enforceability may be limited by (a) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditor’s rights generally, or (b) general principles of equity, whether considered in a proceeding in equity or at law;

9.1.4 All necessary consents, approvals and authorizations of all governmental authorities and other persons required to be obtained by such Party in connection with this Agreement have been obtained; and

9.1.5 The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder do not conflict with or violate any requirement of applicable laws or regulations or any judgment, injunction, decree, determination or award presently in effect having applicability to it.

9.2.	Indevus Representations and Warranties. Indevus represents and warrants to Madaus that as of the Effective Date:

9.2.1 Schedule 1.54 contains a complete and accurate list of the SANCTURA XR Patents; Indevus has not received any claims or notice of any challenges from Third Parties disputing the validity or enforceability of the SANCTURA XR Patents in the Madaus Territory; Indevus is not aware of any information relating to the institution or threatened institution of any interference, opposition, re-examination, reissue, revocation, nullification, or any litigation or official proceeding involving the SANCTURA XR Patents in the Madaus Territory;

9.2.2 Indevus has not received any notice alleging that the practice of the subject matter of the SANCTURA XR Patents in the Madaus Territory would infringe any Third Party patents;

9.2.3 Indevus has not granted to any Third Party any license or other rights to use the SANCTURA XR Patents in the Madaus Territory;

9.2.4 Indevus is not obligated under any agreement other than the Supernus Agreement to pay any Third Party any royalties in connection with or as a result of the use of the SANCTURA XR Patents with respect to Product in the Madaus Territory;

9.2.5 all Bulk Drug Product supplied by Indevus hereunder shall (i) meet the Specifications at the time of shipment to Madaus; and (ii) have been manufactured in conformance with cGMPs; and

9.2.6 the Supernus Agreement is in full force and effect and Indevus is not in default or breach in any material respect of the Supernus Agreement, nor has Indevus or any of its Affiliates received any notice of any defaults, breaches or violation thereunder.

9.3.	THE LIMITED WARRANTIES SET FORTH IN THIS SECTION 9 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, WARRANTY OF NON-INFRINGEMENT AND ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. EXCEPT FOR THE WARRANTIES EXPRESSED IN THIS SECTION 9, NEITHER PARTY MAKES ANY OTHER WARRANTY, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPOUND OR THE BULK DRUG PRODUCT.

ARTICLE X

INDEMNIFICATION AND INSURANCE

10.1.	Indemnification by Indevus. Indevus will indemnify, defend and hold harmless Madaus, its Affiliates, directors, officers, employees, agents, successors, and assigns (each, a “Madaus Indemnitee”) from and against any and all Losses arising out of, attributable to or resulting from any claim, suit, action or proceedings (collectively, “Claims”) that are brought by a Third Party against a Madaus Indemnitee that are attributable to (i) any failure of Bulk Drug Product to conform to the Specifications; (ii) Indevus’ negligence, recklessness or willful misconduct in exercising or performing any of its rights or obligations under this Agreement; or (iii) a breach by Indevus of any of its representations, warranties or covenants under this Agreement; provided, however, that Indevus shall not be obligated under this Section 10.1 to the extent any Claim arose out of (A) any failure of the quality of the Compound supplied by Madaus to Indevus, including any failure of such Compound to conform to the specifications thereof, (B) any Bulk Drug Product quantities which have been adulterated or otherwise mistreated by Madaus, (C) the processing of said Bulk Drug Product into finished product and/or the distribution and sale of said finished product in the Madaus Territory, (D) the negligence or wrongdoing on the part of Madaus, or (E) any breach by Madaus of any of its representations, warranties and/or covenants hereunder.

10.2.	Indemnification by Madaus. Madaus shall indemnify, defend and hold harmless Indevus and its Affiliates, directors, officers, employees, agents, successors and assigns (each a “Indevus Indemnitee”) from and against any and all Losses arising out of, attributable to or resulting from any Claims that are brought by a Third Party against a Indevus Indemnitee that are attributable to (i) any failure of Compound provided by Madaus under the [*] to conform to the Compound specifications; (ii) the development, use, marketing or sale of Product in the Madaus Territory; (iii) Madaus’ negligence, recklessness or willful misconduct in exercising or performing any of its rights or obligations under this Agreement; or (iv) a breach by Madaus of any of its representations, warranties or covenants under this Agreement; provided, however, that Madaus shall not be obligated under this Section 10.2 to the extent any Claim arose out of any (A) any failure of Bulk Drug Product to conform to the Specifications (except if the provisions of subsection (i) of this Section 10.2 are applicable), (B) the negligence or wrongdoing on the part of Indevus, or (C) any breach by Indevus of any of its representations, warranties and/or covenants hereunder.

10.3.	Indemnification by each Party. In the event that negligence, recklessness or willful misconduct of both Indevus and Madaus is determined to have contributed to any such Losses, Indevus and Madaus will each indemnify and hold harmless the other with respect to that portion of the Losses attributable to its respective negligence, recklessness or willful misconduct.

10.4.	Procedure. In the event that any Indemnitee intends to claim indemnification under this Article X, it shall promptly notify the other Party (the “Indemnitor”) in writing of such Claim. Failure to provide prompt notice shall not relieve any Party of the duty to defend or indemnify unless such failure materially prejudices the defense of any matter. The Indemnitor shall have the sole right to control the defense and settlement thereof provided, however, that an Indemnitor shall not, without the written consent of the other Party, which shall not be unreasonably withheld, as part of any settlement or compromise (i) admit to liability on the part of the other Party; (ii) agree to an injunction against the other Party; or (iii) settle any matter in a manner that separately apportions fault to the other Party. The Parties shall have a reasonable opportunity to participate in decision-making with respect to the strategy of such defense, and shall reasonably cooperate with each other in connection with the implementation thereof. An Indemnitee shall not, except at its own cost, voluntarily make any payment or incur any expense with respect to any Claim without the prior written consent of the Indemnitor, which the Indemnitor shall not be required to give. Actions taken by the Indemnitor hereunder shall be without prejudice to the Indemnitor’s right to contest the Indemnitee’s right to indemnification and subject to refund in the event the Indemnitor is ultimately held not to be obligated to indemnify the Indemnitee.

10.5.	Insurance. Each Party shall maintain, during the Term of this Agreement and for a period of five (5) years after any expiration of termination of this Agreement, a Commercial General Liability Insurance policy or policies (including coverage for Product Liability, Contractual Liability, Bodily Injury, Property Damage and Personal Injury), with minimum limits of [*] per occurrence and in the aggregate. Such insurance shall insure against all liability arising out of the manufacture, use, sale, or

[*]	CONFIDENTIAL TREATMENT REQUESTED

marketing of Product in the Madaus Territory. During the Term, each Party shall not permit such insurance to be reduced (other than by payment of Claims), expired or canceled without reasonable prior written notice to the other Party, unless outside of the control of the Party. In all cases prompt notification to the other Party of any reduction, cancellation or expiration of such insurance is required. Upon request each Party shall provide Certificates of Insurance to the other Party evidencing the coverage specified herein.

ARTICLE XI

PATENT MATTERS

11.1.	Filing, Prosecution and Maintenance of Patents. As between the Parties, (a) Indevus shall retain sole ownership of the SANCTURA XR Patents and the Indevus Know-How and (b) Indevus shall have the sole right to file, prosecute and maintain the SANCTURA XR Patents. Indevus shall keep Madaus reasonably informed of all material matters relating to the filing, prosecution and maintenance of the SANCTURA XR Patents in the Madaus Territory and shall timely inform Madaus of any SANCTURA XR Patent issuing or granting from a patent application filed hereunder.

11.2.	Patent Office Proceedings. Each Party shall inform the other Party of any request for, filing, or declaration of any proceeding before a patent office seeking to protest, oppose, cancel, reexamine, declare an interference proceeding, initiate a conflicts proceeding, or analogous process involving a patent application or patent included in the SANCTURA XR Patents of which it becomes aware in the Madaus Territory and the Joint Territory. Each Party thereafter shall cooperate with the other with respect to any such patent office proceeding by providing the other with reasonable information or assistance.

11.3.	Third Party Infringement of SANCTURA XR Patents.

11.3.1 Each Party shall promptly give the other Party notice of any infringement or suspected infringement of any SANCTURA XR Patent by a Third Party in the Madaus Territory that comes to such Party’s attention. The Parties will thereafter consult and cooperate fully to determine a course of action, including, without limitation, the commencement of legal action by any Party.

11.3.2 Absent a mutual agreement, and subject to Supernus’ rights under the Supernus Agreement, Madaus shall have the first right, but not the obligation, to commence any form of action or take any such preliminary steps, as are necessary to terminate or prevent such infringement, to initiate and prosecute such legal action at its own expense and in the name of Indevus and Madaus, and/or to control the defense of any declaratory judgment action relating to SANCTURA XR Patents in the Madaus Territory. Madaus shall provide Indevus with notice of any such action it commences and apprise Indevus of any significant developments in the proceedings. Indevus shall reasonably cooperate with Madaus, including the joining of suit if necessary or desirable and executing all documents reasonably necessary for Madaus to prosecute, defend and maintain such action.

11.3.3 Madaus shall promptly inform Indevus if Madaus elects not to exercise such first right, and Indevus thereafter shall have the right either to initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of Indevus and, if necessary, Madaus. If Indevus elects to do so, the cost of any course of action, including the costs of any legal action commenced or any declaratory judgment action defended, shall be borne solely by Indevus, subject to the right to recover such costs pursuant to Section 11.3.5 hereof.

11.3.4 For any such legal action or defense, in the event that any Party is unable to initiate, prosecute, or defend such action solely in its own name, the other Party will join such action voluntarily and will execute all documents necessary for the Party to prosecute, defend and maintain such action. The Parties will cooperate with each other in the planning and execution of any such action and will provide each other with any information or assistance that either reasonably may request.

11.3.5 Any recovery obtained by Madaus or Indevus (whether by settlement or otherwise) shall be shared as follows:

(a) the Party that initiated and prosecuted, or maintained the defense of, the action shall recoup all of its costs and expenses (including attorneys’ fees) incurred in connection with the action;

(b) the other Party then shall, to the extent possible, recover its costs and expenses (including attorneys’ fees) incurred in connection with the action;

(c) if Indevus initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining shall be retained by Indevus; and

(d) if Madaus initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining shall be retained by Madaus, except that Indevus shall receive a portion equivalent to the royalties it would have received under Section 6.2 if such amount were deemed Net Sales.

11.4.	Conflict with Supernus Agreement. To the extent that Indevus is not authorized under the Supernus Agreement to grant Madaus any of the rights set forth in this Article XI with respect to the filing, prosecution, maintenance and/or enforcement of any of the SANCTURA XR Patents, Madaus’ rights under this Article XI shall be limited to those which are permitted under such agreement in a manner to effectuate, to the greatest extent permitted, the intent and purposes of this Article XI, provided, however, the foregoing limitation shall not apply as to loss of authorization under the Supernus Agreement resulting from a termination of the Supernus Agreement due to a breach of that agreement by Indevus (unless Madaus has breached this Agreement).

11.5.	Patent Marking. Madaus shall mark, and to require its Affiliates and their Marketing Distributors to mark, all Product sold or distributed pursuant to this Agreement in accordance with the applicable patent statutes or regulations in the country or countries of manufacture and/or sale thereof.

11.6.	Ownership of New Inventions. During the Term, except as otherwise provided in and subject to the terms of this Agreement,

11.6.1 As between the Parties, Indevus shall own and retain all rights, title and interest in all inventions, improvements, discoveries and know-how covering Product, including any Indevus Know-How, which are made, conceived, reduced to practice or generated during the Term solely by Indevus’ employees, agents, or other persons acting under its authority, subject to the license granted to Madaus under this Agreement with respect to the Madaus Territory, and shall have the sole right, at its option and expense, to file, prosecute and maintain any patent application or patent claiming such invention; and

11.6.2 As between the Parties, Madaus shall own and retain all rights, title and interest in all inventions, improvements, discoveries and know-how covering Product, including any Madaus Know-How, which are made, conceived, reduced to practice or generated during the Term solely by Madaus’ employees, agents, or other persons acting under its authority, subject to the license granted to Indevus under the Madaus License, and shall have the sole right, at its option and expense, to file, prosecute and maintain any patent application or patent claiming such invention.

11.6.3 As between the Parties, they shall each, as to their respective territories (the Madaus Territory or the Indevus Territory, as the case may be) have full rights, title and interest in all inventions, improvements, discoveries and know-how covering Product, including Know-How, which are jointly made, conceived, reduced to practice or generated during the Term by employees or agents of both of them, or other persons acting under the authority of both Madaus and Indevus. Madaus shall have the sole right, at its option and expense, to file, prosecute and maintain any patent application or patent claiming such invention in the Madaus Territory and Indevus shall have such right in the Indevus Territory. As to Joint Territory, rights shall be determined pursuant to Article VII.

ARTICLE XII

TERM AND TERMINATION

12.1.	Term and Expiration. This Agreement shall be effective as of the Effective Date and, except as set forth in the next sentence or unless terminated earlier under Section 12.2,

the term of this Agreement shall extend for a period (the “Term”) which shall expire and terminate, on a country-by country basis, on the expiration of all royalty obligations with respect to such country under Section 6.2. Upon expiration of the royalty obligations with respect to a Product in a country hereunder, Madaus’ license to such Product pursuant to Section 2.1 and Trademark pursuant to Section 3.1.2 shall become a fully paid-up, perpetual license with respect to that country, subject to any other payment obligations hereunder, including any Manufacturing Payments or Supply Price payments. Notwithstanding the foregoing, the rights and obligations relating to manufacture and supply of Bulk Drug Product set forth herein, and the provisions of Article V, shall expire and terminate effective upon termination of Indevus’ first agreement with a Third Party manufacturer for the production of Bulk Drug Product entered into after the Effective Date (unless earlier terminated under Section 12.2, in which case it shall terminate then) (the “Initial Supply Term”), provided, however, that Indevus may elect to extend the Initial Supply Term for additional one (1)-year periods (each, a “Renewal Supply Term”) by providing written election thereof to Madaus not later than one (1) year prior to the expiration of the Initial Supply Term or any Renewal Supply Term. Unless mutually agreed to by the Parties, any then current Renewal Supply Term shall terminate on the expiration of the Manufacturing Payment Term. Furthermore, no Renewal Supply Term shall commence after a second source has been named pursuant to Section 5.4.2(a).

12.2.	Termination.

12.2.1 Termination of Agreement for Cause. Either Party may terminate this Agreement by notice to the other Party at any time during the Term as follows:

(a) if the other Party is in breach of any material obligation hereunder, by causes and reasons within its control, and has not cured such breach within sixty (60) days after notice requesting cure of the breach, provided, however, that if the breach is not capable of being cured within sixty (60) days of such written notice, the Agreement may not be terminated so long as the breaching Party commences and is taking commercially reasonable actions to cure such breach as promptly as practicable; or

(b) upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, in the case of any involuntary bankruptcy, reorganization, liquidation, receivership or assignment proceeding such right to terminate shall only become effective if the Party consents to the involuntary proceeding or such proceeding is not dismissed within ninety (90) days after the filing thereof.

12.2.2 Termination of Supply Term. Indevus shall have the right to terminate the Supply Term at any time by giving thirty (30) days’ written notice to Madaus, if the FDA or any other Regulatory Authority takes any action which would prohibit or materially restrict the manufacture, sale or use of Product or if the Product is otherwise withdrawn from the market in the United States. Under such circumstances, Madaus has the rights under Section 5.3.

12.3.	Discontinuation of Sales. If Madaus or any sublicensee after having launched a Product in any country in the Madaus Territory discontinues sale of the Product in such country for a period of six (6) months or more for reasons unrelated to Force Majeure, regulatory or safety issues, Madaus shall immediately notify Indevus in writing and if Madaus subsequently fails to resume sales of any Product in such country within forty-five (45) days of having been notified in writing of such failure by Indevus, then Indevus may terminate the license granted to Madaus under Section 2.1 of this Agreement solely with respect to such country forthwith by giving notice in writing to Madaus. For the purpose of this Section 12.3, sales of minimal, commercially insignificant quantities of Product in a country shall be deemed to constitute a discontinuation of sales in such country.

12.4.	Effect of Expiration or Termination. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination.

12.4.1 Outstanding Payment. Payments of amounts owing to Indevus under this Agreement as of its expiration or termination shall be due and payable within the later of (i) to the extent such amounts can be calculated and a fixed sum determined at the time of expiration or termination of this Agreement, thirty (30) after the date of such expiration or termination, or (ii) ten (10) days after the date in which such amounts can be calculated and a fixed sum determined.

12.4.2 Termination in Particular Countries. In the event (a) Indevus exercises its right to terminate this Agreement with respect to any country(ies) in the Madaus Territory as provided by Section 4.7.3 or 12.3, or (b) Madaus gives up its rights with respect to Product in any country(ies) as provided by Section 4.7.6 then, effective immediately upon either such event, (i) all of Madaus’ rights, licenses and sublicenses hereunder shall automatically terminate with respect to such country(ies); (ii) such country(ies) shall no longer be included in the “Madaus Territory”; and (iii) Indevus shall have the exclusive right and license to use any and all Madaus Know-How, including the right to use and reference all MAAs, regulatory submissions and Regulatory Approvals in such country(ies), and, if required, Madaus shall transfer to Indevus ownership of any of such MAAs, regulatory submissions or Regulatory Approvals in such country.

12.4.3 Sale of Remaining Inventory. Upon termination of this Agreement (but not its expiration), Madaus shall notify Indevus of the amount of Product Madaus, its Affiliates and their Marketing Distributors then have on hand or have committed to purchase or sell. For a period ending upon the earlier of: (i) Madaus’, its Affiliates’ and their Marketing Distributors’ sale of all Product in their possession on the date of termination of this Agreement, or (ii) within the six (6) month period following such termination (the “Trailing Period”), Madaus, its Affiliates and their Marketing Distributors shall be permitted to sell all such Product and Indevus hereby grants a non-exclusive license reasonably necessary to sell such Product, subject to the payment of

Manufacturing Payments and royalties, at the same rates and on the same terms and conditions as the royalties set forth in Section 6.2.2, on any Net Sales of such Product; provided, however, that, in the event Madaus has Bulk Drug Product in inventory not committed to filling existing orders, Indevus shall have the right to purchase such Bulk Drug Product from Madaus at a price equal to Indevus’ Manufacturing Cost applicable to such Bulk Drug Product. Any remaining quantities of Product not sold during the Trailing Period shall be destroyed by Madaus at Madaus’ cost.

12.4.4 Survival. In addition to any other provisions of this Agreement which by their terms continue after the expiration of this Agreement, the provisions of Article VIII shall survive the expiration or termination of this Agreement and shall continue in effect for five (5) years from the date of expiration or termination. In addition, any other provision required to interpret and enforce the Parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement.

12.4.5 Non-Exclusive Right. Except as expressly set forth herein, the rights to terminate as set forth herein shall be in addition to all other rights and remedies available under this Agreement, at law, or in equity, or otherwise.

ARTICLE XIII

MISCELLANEOUS

13.1.	Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement during the period of time when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, fire, flood, embargo, war, acts of war (whether war be declared or not), terrorism, insurrection, riot, civil commotion, strike, lockout or other labor disturbance, factory shutdowns, failure of public utilities or common carriers, act of God or act, omission or delay in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practicable.

13.2.	Assignment. Neither this Agreement nor any interest hereunder may be assigned or otherwise transferred without the prior written consent of the other Party; provided, however, that (a) Indevus may assign this Agreement to an Affiliate or in connection with the transfer or sale of its business or all or substantially all of its assets related to Product or in the event of a merger, consolidation, change in control or similar corporate transaction; and (b) Madaus may assign this Agreement to an Affiliate or in connection with the transfer or sale of its business or all or substantially all of its assets or in the event of a merger, consolidation, change in control or similar corporate transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement provided that in the case of an assignment to an Affiliate, the assigning Party shall remain fully liable thereon.

13.3.	Severability. In the event that any of the provisions contained in this Agreement are held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affect the substantive rights of the Parties. In such event, the Parties shall replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

13.4.	Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Madaus to:

MADAUS GmbH

Colonia-Allee 15

51067 Cologne, Germany

Attention: Geschaeftsfuehrung

Fax No.: 011 49 221 8998 759

if to Indevus to:

Indevus Pharmaceuticals, Inc.

33 Hayden Avenue

Lexington, MA 02421

Attention: Chief Executive Officer

Fax No.: 781-862-3859

or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered or sent by facsimile on a Business Day, upon confirmed delivery by nationally-recognized overnight courier if so delivered and on the third Business Day following the date of mailing if sent by registered or certified mail.

13.5.	Applicable Law. The Agreement shall be governed by and construed in accordance with the laws of the United States of America and State of Delaware without reference to any rules of conflict of laws.

13.6.	Dispute Resolution

13.6.1 The parties agree to attempt initially to solve all claims, disputes, or controversies arising under, out of, or in connection with this Agreement, including any dispute relating to breach, termination or validity of this Agreement (a “Dispute”) by conducting good faith negotiations. Any Disputes which cannot be resolved by good faith negotiation within twenty (20) Business Days, shall be referred, by written notice from either Party to the other, to the Chief Executive Officer of each Party. Such Chief Executive Officers shall negotiate in good faith to achieve a resolution of the Dispute referred to them within twenty (20) Business Days after such notice is received by the Party to whom the notice was sent. If the Chief Executive Officers are unable to settle the Dispute between themselves within twenty (20) Business Days, they shall so report to the parties in writing. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

13.6.2 Any Dispute which has not been resolved by negotiation as provided in sub-section 13.6.1 within twenty (20) Business Days, shall be finally resolved by arbitration in accordance with the rules of arbitration of the International Chamber of Commerce (“ICC”). Each such arbitration shall be conducted by a panel of three arbitrators with experience in the pharmaceutical industry: one arbitrator shall be appointed by each of Indevus and Madaus and the third shall be appointed by the ICC. Any such arbitration shall be held in London, England. The arbitrators shall have the authority to grant specific performance. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.

13.6.3 In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Each Party shall bear its own costs and expenses incurred in connection with any arbitration proceeding and the Parties shall equally share the cost of the mediation and arbitration levied by the ICC.

13.6.4 Any arbitration proceeding entered into pursuant to this Section 13.6 shall be conducted in the English language. Subject to the foregoing, for purposes of this Agreement, each Party consents, for itself and its Affiliates, to the jurisdiction of the courts of the State of New York, county of New York and the U.S. District Court for the Southern District of New York.

13.7.	Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto, the Amendment and Agreement, and the Supernus Side Agreement contain the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by all Parties hereto.

13.8.	Independent Contractors. It is expressly agreed that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of such other Party.

13.9.	Waiver. The waiver by a Party hereto of any right hereunder or the failure to perform or of a breach by another Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

13.10.	Headings. The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

13.11.	Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.12.	Use of Names. Except as otherwise provided in this Agreement, neither Party shall use the name of the other Party in relation to this transaction in any public announcement, press release or other public document without the consent of such other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may use the name of the other Party in any document required to comply with applicable laws, rules or regulations.

13.13.	LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

INDEVUS PHARMACEUTICALS, INC.

By:	/s/ Glenn L. Cooper, M.D.
Name:	Glenn L. Cooper, M.D.
Title:	Chairman and Chief Executive Officer

MADAUS GmbH

By:	/s/ Dr. Kurt N. Gebhart
Name:	Dr. Kurt N. Gebhart
Title:	Geschaeftsfuehrer

By:	/s/ Dr. Ing. Freddy Santermans
Name:	Dr. Ing. Freddy Santermans
Title:	Geschaeftsfuehrer

SCHEDULE 1.10

CURRENT MADAUS PRODUCTS

Dosage Forms

  5 mg. tablets

10 mg. tablets

20 mg. tablets

30 mg. tablets

Sold under different brands including:

Spasmo-lyt

Spasmo-Urgenin

Spasmo-Urgenin Neo

Spasmo-lyt Plus

Spasmoplex

Trosec

Uraplex

Ceris

Uricon

Uraplex

SCHEDULE 1.26

INDEVUS’ MANUFACTURING COSTS

1. Costs payable to Third Parties for the procurement, supply and manufacturing of Compound and Bulk Drug Product, including (a) costs associated with the purchase of Compound and/or the purchase of Bulk Drug Product from any Third Party manufacturer during the Supply Term; (b) costs associated with the procurement of other raw materials and packaging components; (c) any other costs associated with Compound or Bulk Drug Product, or processing thereof, including analytical and stability testing, inspection, releasing, handling, warehousing, storage, packing, and transportation of Compound or Bulk Drug Product at all stages; and (d) FDA establishment fees charged by Third Party manufacturers.

2. Costs payable to Third Parties for the transport, delivery, customs clearance, and storage of Compound and Bulk Drug Product (including shipping/freight, export/import fees, taxes and duties) in accordance with Section 5.7.

3. Costs payable to the FDA as annual FDA fees (e.g., establishment fees and product fees).

4. Personnel costs, including salaries and benefits, consulting and outside contractor fees and expenses, and travel expenses, relating to managing the supply chain, regulatory audits and ensuring quality and regulatory compliance of Bulk Drug Product, and insurance (for loss or destruction of product), storage and warehousing.

5. Product liability insurance costs.

Indevus’ Manufacturing Costs will be determined using cost accounting methods in accordance with GAAP. Costs referred to in 3. and 4. above that are expected to be incurred during a production year will – except as otherwise hereinafter provided—be allocated on a per capsule basis, subject to a year-end true-up based on the actual production of capsules during a production year. Indevus will provide Madaus with a report of any such year-end adjustment within sixty (60) Business Days after the end of such production year. Product liability insurance costs will be allocated based on actual costs, giving effect to premium adjustments during the production year, associated with coverage relating to the Madaus Territory. Any payment due or from Madaus as a result of any such adjustments shall be credited against or added to the next payment required to be made by Madaus hereunder or, if such adjustment is made after termination or expiration of this Agreement, shall be paid by the applicable Party within thirty (30) days after receipt by Madaus of such report.

An example, for illustrative purposes only, is set forth on the following Schedule 1.26 (A):

[*]

[*]	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 1.30

JOINT TERRITORY AGREEMENTS

Bukwang Pharmaceutical Inc. Co., Ltd. (Korea)

Nippon Chemiphar Co., Ltd. (Japan)

Oryx Pharmaceuticals, Inc. (Canada)

Wuhan Weiao Pharmaceutical Company Limited and Beshabar (Macao Commercial Offshore) Ltd (China)

SCHEDULE 1.54

SANCTURA XR PATENTS

[*]

[*]	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 1.57

SPECIFICATIONS

[*]

[*]	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 4.3

DEVELOPMENT COMMITTEE MEMBERS

INDEVUS:

Bobby W. Sandage, Jr., Ph.D.

Executive Vice President- Research and Development

Andreas Woppmann, Ph.D.

Vice President, Chemistry, Manufacturing and Quality

MADAUS:

Dr. Ing. Freddy Santermans

Geschäftsführer (General Manager)

MADAUS GmbH

Dr. med. Ralf T. Pohl

Geschäftsführer (General Manager)

MADAUS Research GmbH

SCHEDULE 5.4.2 (b)

[*]

[*]	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 5.10

QUALITY MATTERS

[*]

[*]	CONFIDENTIAL TREATMENT REQUESTED